Exhibit 10.1

STERLING NATIONAL BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BY AND AMONG

STERLING NATIONAL BANK

AND

MEDALLION FINANCIAL CORP., AS BORROWER

AND

MEDALLION FUNDING LLC, AS GUARANTOR

DATED: MARCH 28, 2011

Table of Contents

1.	THE LOANS	1

1.1	Revolving Loans	1

1.2	Revolving Loan Account	2

1.3	Interest	2

1.4	Maturity Date	3

1.5	Overadvances	3

1.6	Monthly Statement and Automatic Charges	3

1.7	Fees	3

1.8	Computations of Interest and Fees	4

1.9	Increased Costs; Capital Requirements	4

1.10	Taxes	4

1.11	Initial Conditions to Credit Extensions	5

1.12	Subsequent Conditions to Credit Extensions	5

1.13	Letters of Credit	6

1.14	LIBOR Provisions	7

2.	GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS	9

2.1	Grant of Security Interest	9

2.2	Borrowing Base	9

2.3	Allowances	9

2.4	Records	9

2.5	Legends	10

2.6	Inspection	10

2.7	Purchase Money Security Interests	10

2.8	Search Reports and Credit Reports	10

2.9	Further Assurances	10

2.10	Substitute or Additional Collateral	11

3.	REPRESENTATIONS AND WARRANTIES	12

3.1	Organization and Qualification	12

3.2	Authorization; Enforceability	12

3.3	Subsidiaries	13

3.4	Title to Properties; Absence of Liens and Claims	13

3.5	Places of Business	13

3.6	Validity and Perfection of Security Interest	13

3.7	Governmental Approvals; No Conflicts	13

3.8	Permits	14

3.9	Litigation and Environmental Matters	14

3.10	Investment Company Status	14

3.11	Compliance with Law and Agreements	14

3.12	Financial Statements	14

3.13	Accounts and Contract Rights	15

3.14	Title to Collateral	15

3.15	Location of Collateral	15

3.16	Loan Party Taxes	15

3.17	Federal Reserve Regulations	15

3.18	Labor Matters	15

3.19	Insurance	16

3.20	Solvency	16

3.21	Disclosure	16

3.22	ERISA	16

4.	AFFIRMATIVE COVENANTS	16

4.1	Payments and Performance	17

4.2	Books and Records; Inspection	17

4.3	Financial Statements and Reporting	17

4.4	Maintenance of Existence; Conduct of Business	17

4.5	Compliance with Law	17

4.6	Notice to Account Debtors	17

4.7	Solvency	17

4.8	Operating and Deposit Accounts	17

4.9	Payment of Loan Party Taxes, Accounts Payable and Other Obligations	17

4.10	Maintenance of Collateral	18

4.11	Insurance	18

4.12	Notification of Material Events	18

4.13	Lien Law	19

4.14	Environmental	19

4.15	Third Parties	19

4.16	Use of Proceeds	19

4.17	[Intentionally omitted]	19

5.	NEGATIVE COVENANTS	19

5.1	Financial Covenants	20

5.2	Indebtedness	20

5.3	Liens	20

5.4	Fundamental Changes	20

5.5	Investments, Loans, Advances, Guarantees and Acquisitions	21

5.6	Asset Sales	21

5.7	Sale-and-Leaseback transactions	22

5.8	Restricted Payments	22

5.9	Transactions with Affiliates	22

5.10	Restrictive Agreements	22

5.11	Amendment of Material Documents	22

5.12	Lines of Business	22

5.13	Accounting Changes	23

5.14	Hedging Agreements	23

6.	DEFAULT	23

6.1	Default	23

6.2	Acceleration	25

6.3	Power of Attorney	26

6.4	Nonexclusive Remedies	27

6.5	Reassignment to Entity Loan Party	27

7.	MISCELLANEOUS	27

7.1	Waivers	27

7.2	Severability	27

7.3	Deposit Collateral	27

7.4	Indemnification	27

7.5	Costs and Expenses	28

7.6	Counterparts	28

7.7	Complete Agreement	28

7.8	Binding Effect of Agreement	28

7.9	Amendments and Waivers	28

7.10	Additional Lender	28

7.11	Terms of Agreement	29

7.12	Notices	29

7.13	Governing Law	30

7.14	Reproductions; Disclosures	30

7.15	Completing and Correcting this Agreement	30

7.16	Additional Waivers	30

7.17	Jurisdiction and Venue	30

7.18	Jury Waiver	31

7.19	Joint and Several	31

7.20	Construction	31

7.21	USA PATRIOT Act Notice	31

7.22	Foreign Asset Control Regulations	31

7.23	Electronic Execution of Documents	32

EXHIBITS

A-1 – Facility A Borrowing Base Certificate

A-2 – Facility B Borrowing Base Certificate

SCHEDULES

3.1	Organization and Qualification

3.3	Subsidiaries

3.4	Title to Properties; Absence of Liens and Claims

3.5	Places of Business

3.9	Litigation and Environmental Matters

3.15	Location of Collateral

3.19	Insurance

5.2	Existing Indebtedness

5.5	Existing Investments

ANNEXES

1 - Definitions

2 - Terms and Conditions of Facility (including fees, financial reporting and financial covenants)

STERLING NATIONAL BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into at New York, New York, as of March 28, 2011, by and among MEDALLION FINANCIAL CORP., a Delaware corporation, with its chief executive office located at 437 Madison Avenue, New York, New York 10022 (the “Borrower”), MEDALLION FUNDING LLC, a New York limited liability company, with its chief executive office located at 437 Madison Avenue, New York, New York 10022 (the “Guarantor”), and STERLING NATIONAL BANK, a national banking association, with an address of 500 Seventh Avenue, New York, New York 10018-4603 (the “Bank”).

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations, each Entity Loan Party represents and agrees with the Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. THE LOANS

1.1 Revolving Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, during the term of this Agreement, the Bank, absent the occurrence of a Default or an Event of Default, may make (i) revolving loans to Borrower (the “Facility A Revolving Loans”) in an amount not to exceed the lesser of the Facility A Borrowing Base and the Facility A Maximum Facility Amount, except as such amount may be increased or decreased by Bank, in its sole discretion and (ii) revolving loans to Borrower (the “Facility B Revolving Loans”) in an amount not to exceed the lesser of the Facility B Borrowing Base and the Facility B Maximum Facility Amount, except as such amount may be increased or decreased by Bank, in its sole discretion. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower shall give the Bank same-day notice, no later than 11:00 A.M. (New York time) on any Business Day, of its request for a Revolving Loan, in which notice the Borrower shall specify the amount of the proposed Revolving Loan, whether it will be a Facility A Revolving Loan or a Facility B Revolving Loan (and, if it will be a Facility A Revolving Loan, the Interest Period applicable thereto) and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default. Each check presented for payment against the Borrower’s controlled disbursement account, if any, at Bank and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan. As an accommodation to the Borrower, the Bank may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Bank by the Borrower. Unless the Borrower specifically directs the Bank in writing not to accept or act upon telephonic or electronic communications from the Borrower, the Bank shall have no liability to the Borrower for any loss or damage suffered by the Borrower as result of the Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Bank by the Borrower and the Bank shall have no duty to verify the origin of any such communications or the authority of the Person sending it.

The Borrower hereby irrevocably authorizes the Bank to disburse the proceeds of each Revolving Loan requested by the Borrower as follows: the proceeds of each Revolving Loan shall be disbursed by the Bank in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each subsequent borrowing, by credit to any account of the Borrower at the Bank or by wire transfer or Automated Clearing House (ACH) transfer to such bank accounts as may be agreed upon by the Borrower and the Bank from time to time, or elsewhere if pursuant to a written direction from the Borrower.

1.2 Revolving Loan Account. An account of the Borrower shall be opened on the books of the Bank in which account (the “Revolving Loan Account”) a record will be kept of all Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement. No failure of the Bank to make, and no error by the Bank in making, any entry in such books will affect the Borrower’s obligation to repay the full principal amount advanced by the Bank to or for the account of the Borrower or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

1.3 Interest.

(a)	Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at the rate(s) set forth in Annex 2.

(b)	Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), and (B) on the first day of each month commencing on the first such day following the making of such Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)	Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Sections 6.1(k) or 6.1(l) or (B) the delivery of a notice by the Bank to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)	Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Bank, and in such event the Borrower shall pay the Bank interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Bank is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Maturity Date. The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of all loans and advances made (a) respecting the Facility A Revolving Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Facility A Revolving Loans, on the Facility A Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement, and (b) respecting the Facility B Revolving Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Facility B Revolving Loans, on the Facility B Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement In addition, (i) the Bank’s agreement to advance funds respecting the Facility A Revolving Loans shall expire on the Facility A Maturity Date and there shall be no further advances respecting the Facility A Revolving Loans unless the Bank agrees, in writing, in its sole discretion, to extend the Facility A Maturity Date, and (ii) the Bank’s agreement to advance funds respecting the Facility B Revolving Loans shall expire on the Facility B Maturity Date and there shall be no further advances respecting the Facility B Revolving Loans unless the Bank agrees, in writing, in its sole discretion, to extend the Facility B Maturity Date.

1.5 Overadvances. If at any time (a) the outstanding principal amount of the Facility A Revolving Loans exceeds the lesser of (i) the Facility A Borrowing Base and (ii) the Facility A Maximum Facility Amount, or (b) the outstanding principal amount of the Facility B Revolving Loans exceeds the lesser of (i) the Facility B Borrowing Base and (ii) the Facility B Maximum Facility Amount (such excess in either such case being hereinafter referred to as an “Overadvance”), either without the Bank’s consent, as the result of Eligible Accounts becoming ineligible (an “Unintentional Overadvance”) or with the Bank’s consent, as the result of the Bank’s making additional advances in its discretion that result in an Overadvance (a “Permitted Overadvance”), the Borrower shall (x) in the case of an Unintentional Overadvance, on demand made by the Bank, forthwith pay to the Bank such amount as will eliminate the Overadvance; (y) in the case of a Permitted Overadvance, pay to the Bank, on the date specified by the Bank, such amount as will eliminate the Overadvance; or (z) in either case, within five (5) Business Days after the occurrence of the such Overadvance, mortgage, pledge, hypothecate, transfer and grant to the Bank a first position security interest in and lien on such additional Collateral as shall be acceptable to the Bank in an aggregate principal amount sufficient to eliminate the Overadvance. At least two (2) Business Days prior to the expiration of such five (5) Business Day period, the Borrower shall deliver to the Bank such documents, instruments and other materials as shall be reasonably required by the Bank in order to enable the Bank to assess and evaluate the value and adequacy of such new Collateral. At the end of any month in which any Overadvance has occurred and has not been eliminated, the Borrower shall be charged an Overadvance Fee in the amount set forth in Annex 2. All Overadvances shall be secured by the Collateral. All checks or other items paid by the Bank which cause an overdraft in any deposit account maintained by the Borrower with the Bank shall, at the option of the Bank, constitute a Revolving Loan (or Overadvance, as the case may be) to the Borrower pursuant to this Agreement and shall be secured by all Collateral.

1.6 Monthly Statement and Automatic Charges. At the option of the Bank, after the end of each month, the Bank may, but shall not be obligated to, render to the Borrower a statement of the Credit Extensions showing the loan balance and all applicable credits and debits. Each statement shall be conclusive, binding and final for all purposes, absent manifest error and deemed to have been accepted by the Borrower and shall be binding upon the Borrower in respect of the loan balance and all charges, debits and credits of whatsoever nature contained therein respecting the Credit Extensions, unless the Borrower notifies the Bank in writing of any discrepancy within twenty (20) days from the mailing by the Bank to the Borrower of any such monthly statement. At the option of the Bank, all payments in respect of any Obligation will automatically be debited from any of the Borrower’s accounts, as elected by the Bank.

1.7 Fees. The Borrower shall pay to the Bank all of the fees set forth on Annex 2 hereto.

1.8 Computations of Interest and Fees. All computations of interest and of fees (other than flat fees) shall be made by the Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Bank and shall be conclusive, binding and final for all purposes, absent manifest error. All fees shall be (a) deemed to be an Obligation, (b) fully earned on the earlier of (i) the date specified such fee is earned or (ii) the date such fee is payable and (c) nonrefundable and shall not be subject to reduction, rebate or proration whatsoever. For purposes of calculating interest hereunder, all repayment items shall be credited to the Borrower’s account three Business Days after receipt thereof by the Bank, subject to reversal for any reason in the Bank’s sole reasonable discretion including, but not limited to, dishonor or bankruptcy.

1.9 Increased Costs; Capital Requirements.

(a)	Increased Costs. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any law, statute, rule, regulation or other similar Requirements of Law of any Governmental Authority shall have the effect of (i) increasing the cost to the Bank of making, funding or maintaining any Credit Extension or to agree to do so or of participating, or agreeing to participate, in extensions of credit, or (ii) imposing any other cost to the Bank with respect to compliance with its obligations under any Loan Document, then, upon demand by the Bank, the Borrower shall pay to the Bank amounts sufficient to compensate the Bank for such increased cost.

(b)	Increased Capital Requirements. If at any time the Bank determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Bank or any similar requirement shall have the effect of reducing the rate of return on the capital of the Bank’s (or any Person controlling the Bank) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Bank or Person, the Bank or Person could have achieved but for such adoption or change, then, upon demand from time to time by the Bank, the Borrower shall pay to the Bank amounts sufficient to compensate the Bank for such reduction.

(c)	Compensation Certificate. Each demand for compensation under this Section 1.9 shall be accompanied by a certificate of the Bank claiming such compensation, setting forth in reasonable detail the computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

1.10 Taxes.

(a)

Payments Free and Clear of Taxes. Except as otherwise provided in this Section 1.10, each payment by each Entity Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the “Taxes”) other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)	Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Bank (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 1.10), the Bank receives the amount it would have received had no such deductions been made, (ii) the Entity Loan Party shall make such deductions and (iii) the Entity Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c)	Other Taxes. In addition, each Entity Loan Party agrees to pay, and authorizes the Bank to pay in its name to the extent such Entity Loan Party fails to do so on prior to the date when due, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Entity Loan Party, the Borrower shall furnish to the Bank, the original or a certified copy of a receipt evidencing payment thereof.

(d)	Indemnification. The Entity Loan Parties shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor the Bank for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.10) paid by the Bank and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Bank claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

1.11 Initial Conditions to Credit Extensions. The Bank’s obligation to make the first Credit Extension hereunder shall be subject to the fulfillment by each Entity Loan Party on or before the Closing Date of all conditions required by the Bank in its sole discretion.

1.12 Subsequent Conditions to Credit Extensions. The Bank’s obligation to make Credit Extensions after the Closing Date shall be subject to the fulfillment by the Borrower on or before the date thereof of the following conditions precedent:

(a)	Representations and Warranties True, Complete and Correct. Each representation and warranty of any Loan Party contained herein and in any agreement or instrument furnished to the Bank shall be true, complete and correct in all material respects as of the date of said Credit Extension (except for representations which by their terms relate to a different date, in which case said representations and warranties shall continue to have been true, complete and correct in all material respects as of said date); and

(b)	No Material Adverse Change. There shall have been no Material Adverse Effect since the Closing Date; and

(c)	No Default. There shall have occurred no Event of Default or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default; and

(d)	Additional Conditions. The conditions set forth in Section 3 of Annex 2 shall have been satisfied.

1.13 Letters of Credit.

(a)	Issuance of Letters of Credit. Subject to all of the terms and conditions hereof, Bank agrees to establish the LC Facility pursuant to which, during the period from the date hereof to the Facility A Maturity Date, the Bank on behalf of the Borrower shall make available to the Borrower one or more Letters of Credit on the Borrower’s request therefor from time to time, subject to the following terms and conditions:

(i) The Bank will not be required to issue any Letter of Credit to the extent that the issuance thereof would cause the LC Obligations exceed the Maximum LC Obligation or the sum of Facility A Revolving Loans plus the LC Obligations to exceed the Facility A Maximum Facility Amount.

(ii) The Borrower acknowledges that the Bank’s willingness to issue any Letter of Credit is conditioned upon (a) the Bank’s receipt of (i) an LC Application executed by an Authorized Person with respect to the requested Letter of Credit, (ii) such LC Support as the Bank, in the exercise of its sole discretion, requests, and (iii) such other instruments and agreements as the Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit, and (b) the satisfaction of each of the LC Conditions and compliance with Section 1.11. In no event shall the Bank have any liability or obligation to Borrower for any failure or refusal by the Bank to issue, for the Bank’s delay in issuing, or for any error of the Bank in issuing or failure to issue, any Letter of Credit.

(iii) Letters of Credit may be requested only if they are to be used (a) to support obligations of the Borrower incurred in the ordinary course of business of the Borrower, or (b) for such other purposes as the Bank may approve from time to time in writing.

(iv) The Borrower shall comply with all of the terms and conditions imposed on it by the Bank, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, shall pay all of the Bank’s fees customarily charged in connection with the application for, issuance, and negotiation of letters of credit, and all of the rights and remedies that the Bank has under an LC Application or any agreement related thereto shall be in addition to any rights and remedies of the Bank contained in any of the Loan Documents. The Borrower agrees to reimburse the Bank for any draw under any Letter of Credit on the date drawn, and to pay the Bank the amount of all other liabilities and obligations payable to the Bank under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right that the Borrower may have at any time against the Bank or any other Person. Until the Bank has received payment from the Borrower in accordance with the foregoing provisions of this clause (iv), the Bank, in addition to all of its other rights and remedies under this Agreement, shall (A) be entitled to interest at the rate otherwise applicable to Facility A Revolving Loans hereunder (including, if applicable, the Default Rate) and (B) be fully subrogated to the rights and remedies of each beneficiary under a Letter of Credit whose claims against the Borrower have been discharged with the proceeds of such Letter of Credit. Whether or not the Borrower submits any request for a Facility A Revolving Loan to the Bank, the Borrower shall be deemed to have requested from the Bank a Facility A Revolving Loan in an amount necessary to pay to the Bank all amounts due the Bank pursuant to this clause (iv).

(v) The Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of the Borrower to reimburse the Bank for all amounts paid by the Bank by reason of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, or improper honor by the Bank of any draw request under a Letter of Credit, except in the case of the gross negligence or willful misconduct by the Bank. If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and the Borrower contends that, as a consequence of such noncompliance, it has no obligation to reimburse the Bank for any payment made with respect thereto, the Borrower shall nevertheless be obligated to reimburse the Bank for any payment made by the Bank with respect to such Letter of Credit, but without waiving any claim the Borrower may have against the Bank in connection therewith.

(vi) No Letter of Credit shall have an expiration date after the earlier of (a) one hundred eighty (180) days after the date of issuance and (b) one hundred eighty (180) days after the Facility A Maturity Date and, and in the event such expiration date is after the Facility A Maturity Date, such Letter of Credit shall be Cash Collateralized during the period from the date of its issuance until the date it expires or is terminated.

(vii) Subject to subsection (vi), above, no Letter of Credit shall be extended or amended in any respect unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

(b)	Cash Collateral Account. Upon the Bank’s demand therefor, the Borrower shall Cash Collateralize all outstanding Letters of Credit. The Borrower hereby pledges to the Bank and grants to the Bank a security interest in all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account (which Cash Collateral Account may, in the Bank’s sole discretion, be a separate, segregated account maintained at the Bank), the Bank may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as the Bank may elect, as shall be or shall become due and payable by the Borrower to the Bank with respect to the LC Obligations. Neither the Borrower nor any other Person claiming by, through, under or on behalf of the Borrower shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to the Borrower unless an Event of Default then exists (in which event the Bank may apply such Cash Collateral to the payment of any other Obligations outstanding, with any surplus to be turned over to the Borrower).

1.14 LIBOR Provisions.

(a)

Alternate Interest Rate. If within three (3) Business Days of any date that the Borrower requests a Facility A Revolving Loan, the Bank shall determine in its sole discretion, reasonably exercised, that it is (i) unable to quote the requested LIBOR Rate because quotations are not being provided in the relevant amount or for the relevant maturities or (ii) any change in applicable law or regulation (or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof) has made or will make it unlawful for the Bank to make or maintain any Facility A Revolving Loan at a LIBOR-based rate or to comply with any of the Bank’s obligations in respect of any Facility A Revolving Loan at a LIBOR-based rate, the Bank shall promptly notify the Borrower of such determination and, so long as such condition remains in effect, no Facility A Revolving Loan shall be made by the Bank on the borrowing date. Upon receipt of such notification, the Borrower may withdraw any outstanding request for a Facility A Revolving Loan by giving written notice of withdrawal to the Bank prior to such borrowing date. Unless withdrawn in accordance with this Section, any outstanding request for such Facility A Revolving Loan shall be deemed to be a request for a Facility A Revolving Loan at the Wall Street Journal Prime Rate in equal principal amount, and such Facility A Revolving Loan shall be made at the Wall Street Journal Prime Rate on such borrowing date. In addition, all outstanding Facility A Revolving Loans shall, at the Borrower’s option, either be prepaid or converted to Wall Street Journal Prime Rate loans at the end of the applicable Interest Period; provided, however, that if it shall be unlawful for the conversion of such Facility A Revolving Loans to Wall Street Journal Prime Rate loans to be effective as of the end of the applicable Interest Period, such conversion shall be deemed to occur as of the date of such notice by the Bank.

(b)	Indemnification. Except as provided in clause (a) above, each request for a Facility A Revolving Loan shall be irrevocable and binding upon the Borrower. The Borrower hereby agrees to indemnify the Bank, upon demand by the Bank at any time, against any and all actual losses (including any actual loss of profit), costs or expenses which the Bank may at any time or from time to time sustain or incur as a consequence of: (i) any breach by the Borrower of its obligation to borrow on the borrowing date specified in any request for a Facility A Revolving Loan, (ii) any failure by the Borrower to pay punctually on the due date thereof, any amount payable by the Borrower to the Bank on Facility A Revolving Loans, (iii) the acceleration of the time of payment of any of the Borrower’s obligations in respect of Facility A Revolving Loans, or (iv) the repayment or prepayment of the principal of any of the Facility A Revolving Loans on a date other than the end of the applicable Interest Period. Such losses, costs or expenses shall include, without limitation, (1) any costs incurred by the Bank in carrying funds which were to have been borrowed by the Borrower or in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by the Borrower to the Bank in respect of Facility A Revolving Loans, (2) any interest payable by the Bank to the lenders of the funds referred to in the immediately preceding clause (1), and (3) any actual losses (including any actual loss of profit) incurred or sustained by the Bank in liquidating or re-employing funds acquired from third parties to make any of the Facility A Revolving Loans or to fund or maintain all or any part of the principal of any of the Facility A Revolving Loans.

(c)	Additional Costs and Expenses.

(i) The Borrower recognizes that the cost to the Bank of making or maintaining Facility A Revolving Loans or any portion thereof at a LIBOR-based rate may fluctuate, and the Borrower agrees to pay to the Bank, within ten (10) days after written demand, an additional amount or amounts as the Bank shall reasonably determine will compensate the Bank for additional costs incurred by the Bank in maintaining Facility A Revolving Loans or any portion thereof at a LIBOR-based Rate as a result of:

(A) the imposition after the date of any Facility A Revolving Loan of, or changes after the date of any Facility A Revolving Loan in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States, including, but not limited to, any reserve on Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States) at the ratios provided in such Regulation from time to time, it being agreed that the portion or portions of the Revolving Loans bearing interest at a LIBOR-based rate shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of, or credit for, prorations, exceptions or offsets that may be available to the Bank or from time to time under such regulations and irrespective of whether the Bank actually maintains all or any portion of the reserve; or

(B) any change, after the date of any Facility A Revolving Loan, in any applicable laws, rules or regulations or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to the Bank of the principal of or interest on any Facility A Revolving Loan or any other payments made hereunder (other than taxes imposed on all or any portion of the overall net income of the Bank or franchise taxes), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by the Bank, or imposing on the Bank or on the London Interbank market any other condition affecting this Agreement or the Revolving Loan so as to increase the cost to the Bank of making or maintaining Facility A Revolving Loans at a LIBOR-based rate or to reduce the amount of any sum received or receivable by the Bank under the Revolving Loans (whether of principal, interest or otherwise); or

(ii) Any amount or amounts payable by the Borrower to the Bank in accordance with the provisions of this Section shall be paid within ten (10) days of receipt by the Borrower from the Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon the Borrower absent manifest error. Failure on the part of the Bank to demand compensation for any increased costs in any Interest Period shall not constitute a waiver of the Bank’s right to demand compensation for any increased costs incurred during any subsequent Interest Period.

(d)	Election of New Interest Period. Subject to the provisions of this Section, upon the expiration of any Interest Period applicable to a Facility A Revolving Loan or portion thereof, the Borrower shall have the option to elect another Interest Period for all or any portion thereof by delivering notice thereof to the Bank at least three (3) Business Days prior to the expiration of such Interest Period. Such notice shall be irrevocable and shall specify the applicable amount of the Facility A Revolving Loan or portion thereof and the requested Interest Period therefor. In the event the Bank does not receive such a notice in accordance with the provisions hereof with respect to any applicable Facility A Revolving Loan or portion thereof, upon the expiration of the Interest Period applicable thereto, such Facility A Revolving Loan or portion thereof shall automatically be continued with an Interest Period of one (1) month.

2. GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS

2.1 Grant of Security Interest. In consideration of the Bank’s extending credit and other financial accommodations to or for the benefit of the Borrower, whether under this Agreement or otherwise and whether evidenced by notes or not, each Entity Loan Party hereby grants to the Bank a first priority security interest in, a lien on and pledge and assignment of the Collateral owned by such Entity Loan Party. The security interest granted by this Agreement is given to and shall be held by the Bank as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.

2.2 Borrowing Base. The Bank shall have the right from time to time, in its reasonable discretion, to amend, substitute or modify the percentages set forth in the definitions of Facility A Borrowing Base and/or Facility B Borrowing Base and the definition(s) of Eligible Underlying Loan and the forms of Facility A Borrowing Base Certificate and/or Facility B Borrowing Base Certificate.

2.3 Allowances. Unless an Event of Default shall have occurred, each Entity Loan Party may grant such allowances or other adjustments to Account Debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining the Bank’s written consent in each instance) as such Entity Loan Party may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of goods sold (subject to the provisions set forth in this Agreement with reference to returned goods).

2.4 Records. Each Entity Loan Party shall hold its books and records relating to the Collateral segregated from all such Entity Loan Party’s other books and records in a manner satisfactory to the Bank; and shall deliver to the Bank from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and each Entity Loan Party will deliver to the Bank promptly at the Bank’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Bank’s security interest in the Collateral.

2.5 Legends. Each Entity Loan Party shall promptly make, stamp or record such entries or legends on such Entity Loan Party books and records or on any of the Collateral (including, without limitation, chattel paper) as the Bank shall request from time to time, to indicate and disclose that the Bank has a security interest in such Collateral.

2.6 Inspection. The Bank, or its representatives, at such times as are set forth in Annex 2, shall have the right at the sole cost and expense of the Borrower, and each Entity Loan Party will permit the Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of such Entity Loan Party’s books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to age, quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or any Entity Loan Party’s compliance with the provisions of this Agreement. The costs of such field exams and inspections shall consist of a per-person auditor charge as are set forth in Annex 2 or the actual costs if such auditor is retained by the Bank. Each Entity Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed or engaged by such Entity Loan Party at any time during the term of this Agreement and all data processing centers or other persons having information relevant to such Entity Loan Party’s financial condition to deliver copies of all materials in their possession to the Bank upon the Bank’s request therefor.

2.7 Purchase Money Security Interests. To the extent the Borrower uses proceeds of any loans to purchase Collateral, the repayment of such loans shall be on a “first-in-first-out” basis so that the portion of the loan used to purchase a particular item of Collateral shall be repaid in the order in which the Borrower purchased such item of Collateral.

2.8 Search Reports and Credit Reports. The Bank shall receive, prior to the date of this Agreement and from time to time thereafter as the Bank may determine in its reasonable discretion, UCC search results under all names used by each Entity Loan Party during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where each Entity Loan Party is organized and registered, the State where each Entity Loan Party’s chief executive office is located and all other locations deemed necessary by the Bank. The search results shall confirm that the Lien on the Collateral granted the Bank hereunder is prior to all other Liens in favor of any other Person. The Bank is authorized to make all inquires the Bank deems necessary to verify the accuracy of the information in respect of each Entity Loan Party contained in the Loan Documents and to determine the credit worthiness of each Entity Loan Party. Each Entity Loan Party authorizes any Person or credit reporting agency to give to the Bank any information it may have on such Entity Loan Party. Each Entity Loan Party authorizes the Bank to answer questions about such Entity Loan Party’s credit experience with the Bank.

2.9 Further Assurances. Each Entity Loan Party will, at the request of the Bank, from time to time, at its own cost and expense, execute and deliver to the Bank such documents, and take or cause to be taken, all such other or further action, as the Bank may request in order to effect and confirm or vest in the Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors)

or to vest more fully in or assure to the Bank the security interest in the Collateral granted to the Bank by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, each Entity Loan Party authorizes the Bank to file financing statements, continuation statements or amendments, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. The Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the description of the Collateral as “all assets” or “all property”, whether an Entity Loan Party is an organization, the type of organization and any organization identification number issued to such Entity Loan Party. Each Entity Loan Party agrees to furnish any such information to the Bank promptly upon request. In addition, such Entity Loan Party shall at any time and from time to time take such steps as the Bank may reasonably request for the Bank (i) to obtain an acknowledgement, in form and substance satisfactory to the Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Bank, (ii) to obtain control of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to the Bank, (iii) to obtain a mortgage or deed of trust on any real property owned by such Entity Loan Party and to obtain all necessary surveys, title insurance and other requirements in connection with such mortgage or deed of trust, and (iv) otherwise to insure the continued perfection and priority of the Bank’s security interest in any of the Collateral and the preservation of its rights therein. Each Entity Loan Party hereby constitutes the Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

2.10 Substitute or Additional Collateral.

(a)	(i) The Borrower shall have the right, from time to time at its election but subject to the terms of this Section 2.10 and the other provisions of this Agreement, to add one or more Eligible Underlying Loans to the Collateral pledged to the Bank hereunder and/or to remove one or more Eligible Underlying Loans from the Collateral pledged to the Bank hereunder.

(ii) In connection with the addition of any new Eligible Underlying Loan to the Collateral pledged to the Bank hereunder, the Borrower shall give the Bank at least three (3) Business Days’ prior written notice of the Borrower’s intention to add such new Eligible Underlying Loan to the Collateral, which notice shall be accompanied by such documents, instruments and other materials as shall be reasonably required by the Bank in order to enable the Bank to assess and evaluate the value and adequacy of such new Eligible Underlying Loan, including without limitation an updated Facility A Borrowing Base Certificate or Facility B Borrowing Base Certificate, as applicable. The Bank shall be deemed to have approved such addition if the Bank has not objected to same within three (3) Business Days after the Borrower has provided all of the materials required by this clause (a). Upon the Bank’s approval or deemed approval of each such Eligible Underlying Loan, the same shall automatically (without the need for any further documentation) constitute part of the Collateral for all purposes under this Agreement.

(iii) No Eligible Underlying Loan shall be removed from the Collateral pledged to the Bank hereunder unless all of the following conditions are satisfied:

(A) No Default or Event of Default then exists hereunder, and no Default of Event of Default will result from such removal.

(B) Immediately after such removal, (i) the aggregate principal amount of all Facility A Revolving Loans outstanding under this Agreement will not exceed the lesser of (1) the Facility A Maximum Facility Amount or (2) the Facility A Borrowing Base (as the Facility A Borrowing Base is reduced as a result of the removal of the applicable Eligible Underlying Loan) and (ii) (i) the aggregate principal amount of all Facility B Revolving Loans outstanding under this Agreement will not exceed the lesser of (1) the Facility B Maximum Facility Amount or (2) the Facility B Borrowing Base (as the Facility B Borrowing Base is reduced as a result of the removal of the applicable Eligible Underlying Loan).

(C) The Borrower shall have given the Bank at least three (3) Business Days’ prior written notice of the Borrower’s intention to remove such Eligible Underlying Loan(s), which notice shall be accompanied by a Facility A Borrowing Base Certificate or a Facility B Borrowing Base Certificate, as applicable, effective as of the date of such notice and prepared and calculated as if the Eligible Underlying Loans to be removed had already been removed. The Bank shall be deemed to have approved such removal if the Bank has not objected to same within three (3) Business Days after the Borrower has provided all of the materials required by this clause (C).

(b)	In connection with any change in the Collateral as contemplated by this Section 2.10, the Borrower, at the Borrower’s cost and expense, shall (and shall cause the Guarantor to) execute and deliver such documents, instruments and certificates, and take such other actions, as shall be reasonably required by the Bank in order to evidence, effectuate, implement, secure, confirm or perfect any such mortgage, pledge, hypothecate, transfer and grant of any new Eligible Underlying Loan or any such removal of any existing Eligible Underlying Loan, including without limitation the filing of financing statements or amendment statements under the Code. All additional Eligible Underlying Loans mortgaged, pledged, hypothecated, transferred and granted to the Bank after the date hereof shall automatically be and become part of the Collateral pledged to the Bank hereunder with the same force and effect as each and every other Underlying Loan mortgaged, pledged, hypothecated, transferred and granted to the Bank on or prior to the date hereof. All costs and expenses incurred by the Bank in connection with any such mortgage, pledge, hypothecate, transfer and grant of any new Eligible Underlying Loan or any such removal of any existing Eligible Underlying Loan, including without limitation all filing fees and all reasonable attorney’s fees and disbursements, shall be paid by the Borrower immediately upon demand by the Bank.

3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to extend the credit herein provided for, each Entity Loan Party, represents and warrants to the Bank that:

3.1 Organization and Qualification. Each Entity Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and to carry on its business as now conducted currently proposed to be conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The name of each Entity Loan Party is as set forth on the signature page hereto and no Entity Loan Party shall change such name, conduct its business in any other name or take title to the Collateral in any other name while this Agreement remains in effect. No Entity Loan Party has ever had any name, or conducted business under any name in any jurisdiction, other than its name set forth on the signature page hereto, during the past five years except as set forth on Schedule 3.1 hereto.

3.2 Authorization; Enforceability. The Transactions are within the corporate, limited liability company, partnership or other analogous powers of each Entity Loan Party to the extent it is a party thereto and have been duly authorized by all necessary corporate, limited liability company, partnership or other analogous equityholder action, if required. Each Loan Document has been duly executed and delivered by each Entity Loan Party to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

3.3 Subsidiaries. All of the Stock of the Borrower is owned beneficially and of record as set forth on Schedule 3.3. All of the Stock of the Guarantor is owned as set forth on Schedule 3.3. As of the Effective Date, neither the Borrower nor the Guarantor has any Subsidiaries except as set forth on Schedule 3.3.

3.4 Title to Properties; Absence of Liens and Claims. Except as set forth on Schedule 3.4,

(a)	Each Entity Loan Party has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or contemplated to be conducted or to utilize such properties for their intended purposes.

(b)	Each Entity Loan Party owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)	No Entity Loan Party owns any real property.

(d)	No Collateral is in the possession of any Person asserting any claim thereto or security interest therein other than the Bank or its designee.

3.5 Places of Business. Borrower’s chief executive office is accurately set forth in the preamble to this Agreement. Schedule 3.5 hereto lists the name of each Entity Loan Party owning any Collateral and each location existing on the date hereof where (i) each Entity Loan Party’s books and records (including computer printouts and programs) are maintained and (ii) any tangible Collateral is stored or located.

3.6 Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral and when (i) financing statements in appropriate form, properly describing the collateral and identifying the appropriate Loan Party as debtor and identifying the Bank as the secured party are filed in the office of the secretary of state of the jurisdiction of organization of each applicable Loan Party or such other office specified by the Code as necessary for perfection, (ii) the Bank obtains control of Collateral consisting of investment property and possession of Collateral consisting of instruments and (iii) appropriate documents with respect to Patents, Trademarks and Copyrights, if any, are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Bank shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

3.7 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the filing of financing statements and other documents contemplated by Section 3.6 (and appropriate amendments and continuations of financing statements that may be required under the Code to maintain the perfection and priority of the Liens of the Bank on the Collateral), (ii) such as have been obtained or made and are in full force and effect and (iii) those consents, if they were not obtained or made, which would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the Organizational Documents of any Entity Loan Party or any order of any Governmental Authority applicable to any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Entity

Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Entity Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Entity Loan Party (other than Liens in favor of the Bank), except, in the case of clauses (b), (c) and (d) above, for any deviation from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

3.8 Permits. Each Entity Loan Party possesses or has the right to use, and is in compliance with, all Permits and other rights that are material to the conduct of its business and knows of no conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no event has occurred which permits or, after notice, lapse of time (or both) or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

3.9 Litigation and Environmental Matters. Except as set forth on Schedule 3.9:

(a)	There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Entity Loan Party (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)	No Entity Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.9 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.10 Investment Company Status. Each Entity Loan Party is “a closed-end management investment company” registered under the Investment Company Act of 1940 and the Borrower has elected to be treated as a “business development company” under and as defined in the Investment Company Act.

3.11 Compliance with Law and Agreements. Each Entity Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No default under any such indenture, agreement or other instrument has occurred and is continuing or would result from the incurrence of the obligations of the Loan Parties under the Loan Documents or from the grant or perfection of the Liens granted to the Bank under this Agreement.

3.12 Financial Statements. The Borrower has heretofore furnished to the Bank the financial statements as indicated in Annex 2. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Entity Loan Parties and any other entities reflected therein as of such dates and for the indicated periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly statements) and are consistent with the books and records of the Borrower (which books and records are correct and complete). Since December 31, 2010, the Entity Loan Parties have conducted their business only in the ordinary course and there has been no Material Adverse Change.

3.13 Accounts and Contract Rights. With respect to each Account Receivable: (i) no transaction giving rise to such Account Receivable violated or will violate any applicable federal, state or local law, rule or ordinance, (ii) no Account Receivable is subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been given or obtained, as the case may be, and (iii) each such Account Receivable represents a bona fide transaction which requires no further act on any Entity Loan Party’s part to make such Account Receivable payable by the account debtor with respect thereto, and, to the Borrower’s knowledge, such Account Receivable is not subject to any offsets or deductions other than credits and discounts to customers in the ordinary course of business and does not represent any consignment sales, guaranteed sale, conditional sale, installment sale, sale-or-return or other similar understanding or any obligation of any Affiliate of such Entity Loan Party. No contract right, Account Receivable, general intangible or chattel paper is or will be represented by an instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper.

3.14 Title to Collateral. Each Entity Loan Party has good and valid rights in and title to the Collateral in which it purports to grant a security interest hereunder and has full power and authority to grant to the Bank a Lien on such Collateral pursuant hereto and to execute, deliver and perform its obligations with respect to the Collateral in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained. The Collateral owned or held by or on behalf of each Entity Loan Party is so owned or held by it free and clear of any Lien, except for Permitted Liens. The Lien of the Bank on the Collateral is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens which by operation of law have priority over such Lien.

3.15 Location of Collateral. Except as set forth on Schedule 3.15, no Collateral is in the possession of, or under the control of, any Person other than an Entity Loan Party or the Bank. Except for Inventory sold or in transit for sale in the ordinary course of business, each Entity Loan Party will keep all inventory and equipment only at locations in the continental United States specified in this Agreement or specified to the Bank in writing.

3.16 Loan Party Taxes. Each Entity Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid by the relevant due date all Loan Party Taxes required to have been paid by it, except for such Taxes which an Entity Loan Party is disputing in good faith and for which such Entity Loan Party has established adequate reserves on its books for the payment of such disputed Taxes in accordance with GAAP.

3.17 Federal Reserve Regulations. No Entity Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is used or was acquired primarily for personal, family or household purposes

3.18 Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against any Entity Loan Party pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Entity Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from any Entity Loan Party, or for which any claim may be made against any Entity Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of such Entity Loan Party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Entity Loan Party is a party or by which it is bound.

3.19 Insurance. Schedule 3.19 sets forth a description of all insurance maintained by or on behalf of the Entity Loan Parties as of the date hereof. As of the date hereof, all premiums in respect of such insurance that are due and payable have been paid.

3.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, each of the Borrower and its Subsidiaries, including without limitation, the Guarantor, taken as a whole, is Solvent. No transfer of property has been or will be made by any Entity Loan Party and no obligation has been or will be incurred by any Entity Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Entity Loan Party.

3.21 Disclosure. The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which any Entity Loan Party is subject, and all other matters known to it, that, individually, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Entity Loan Party or any Subsidiary to the Bank in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, each Entity Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and there can be no assurance that actual results will comport with such projections.

3.22 ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan. No Lien imposed under the Tax Code or ERISA exists or is likely to arise on account of any Plan. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Entity Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other than periodic contribution requirements); (iv) neither any Entity Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Entity Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, which in each case could reasonably be expected to have a Material Adverse Effect.

4. AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed each Entity Loan Party agrees to comply with the covenants set forth in this Article 4.

4.1 Payments and Performance. Each Entity Loan Party will duly and punctually pay all payment Obligations and will duly and punctually perform all other Obligations on its part to be performed under this Agreement.

4.2 Books and Records; Inspection. Each Entity Loan Party will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to the Bank, adequate to determine fairly the financial condition and the results of operations of such Entity Loan Party. Each Entity Loan Party will, and will cause each of its Subsidiaries to, at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit the Bank and the Bank’s representatives to (i) inspect the Collateral and all of its properties, (ii) discuss its affairs, finances and condition with its officers and independent accountants and (iii) perform any field examination, Collateral analysis or other business analysis or audit relating to such Entity Loan Party or any Subsidiary at such reasonable times and as often as reasonably requested (and in any event not less frequently than specified on Annex 2); provided that, if no Event of Default exists, the Borrower shall be responsible only for reasonable fees and expenses in connection with any such examination, Collateral analysis or other business analysis or audit as specified in Annex 2. Each Entity Loan Party will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations or the Bank’s security interest in the Collateral. Each Entity Loan Party shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where such Entity Loan Party’s records relating to its accounts and contract rights are kept and each of its places of business, and shall not remove such records to another location, change the location of its chief executive office or open or close, move or change any existing or new place of business without the prior written consent of the Bank.

4.3 Financial Statements and Reporting. The Borrower will furnish to the Bank the financial statements and reports set forth on Annex 2 hereto.

4.4 Maintenance of Existence; Conduct of Business. Each Entity Loan Party will maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, Permits, privileges and franchises material to the conduct of its business.

4.5 Compliance with Law. Each Entity Loan Party will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

4.6 Notice to Account Debtors. Each Entity Loan Party (i) agrees, at the request of the Bank, to notify in such manner as the Bank requests any or all of the Account Debtors in writing of the Bank’s security interest in the Collateral and (ii) hereby authorizes the Bank to notify any or all of the Account Debtors of the Bank’s security interest in the Collateral, such notification to be given at the expense of such Entity Loan Party.

4.7 Solvency. Each Entity Loan Party will remain Solvent during the term of this Agreement.

4.8 Operating and Deposit Accounts. Each Entity Loan Party shall maintain with the Bank accounts set forth on Annex 2.

4.9 Payment of Loan Party Taxes, Accounts Payable and Other Obligations. Each Entity Loan Party will, and will cause each of its Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Loan Party Taxes, except and only to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) each Entity Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

4.10 Maintenance of Collateral. Each Entity Loan Party will keep the Collateral and all of its other tangible Property in good repair, working order and condition (ordinary wear and tear excepted). Each Entity Loan Party will immediately notify the Bank of any loss or damage to, or any occurrence which could reasonably be expected to materially adversely affect the value of, any Collateral. The Bank may, at its option, from time to time, take any action that the Bank may deem proper to repair, maintain or preserve any of the Collateral without affecting any of its rights or remedies provided herein or as a secured party under the Code, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, which amount shall be added to the amount of the indebtedness secured by the Collateral.

4.11 Insurance. Each Entity Loan Party will maintain with financially sound and reputable insurance companies insurance in such amounts covering such risks as is consistent with sound business practice and customary in the industry or industries in which such Entity Loan Party operates (it being agreed that the insurance polices set forth on Schedule 3.19 hereto are acceptable).

4.12 Notification of Material Events. The Borrower will furnish to the Bank prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Entity Loan Party or any of its Subsidiaries (or any of their respective Property), which, if adversely determined, would singly or when aggregated with all other proceedings, investigations or actions, reasonably be expected to have a Material Adverse Effect;

(c)	the occurrence of any ERISA Event;

(d)	the occurrence of any material damage to any portion of any Collateral or the commencement of any material action or material proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(e)	any suspension of business, assignment for the benefit of creditors, dissolution, petition in receivership or under any chapter of the United States Bankruptcy Code, as amended from time to time, by or against any Account Debtor, any Account Debtor’s becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure of which any Entity Loan Party has knowledge;

(f)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)	any material dispute, allowance or settlement with any account debtor.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth in reasonable detail a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.13 Lien Law. If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the “Lien Law”), the Borrower shall comply with the filing requirements of the Lien Law and (i) give the Bank notice of such fact; (ii) receive and hold any money advanced by the Bank with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

4.14 Environmental. Each Entity Loan Party shall use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws . Each Entity Loan Party agrees to indemnify and hold the Bank and each Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorneys’ fees and costs of litigation, arising from any violation by an Entity Loan Party of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by any Entity Loan Party. The Borrower further agrees to reimburse the Bank upon demand for any costs incurred by the Bank in connection with the foregoing, which amount shall be added to the amount of the indebtedness secured by the Collateral. Each Entity Loan Party agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to the Bank.

4.15 Third Parties. Each Entity Loan Party acknowledges and agrees that the Bank shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, any Entity Loan Party or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to such Entity Loan Party by the Bank (all of which shall be without recourse to the Bank) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Bank, by accepting a Lien on the Collateral, or by releasing any Collateral to any Entity Loan Party, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Account Debtor or any other third party, and each Entity Loan Party agrees to indemnify and defend the Bank against and hold it harmless from any claim or proceeding arising out of the foregoing.

4.16 Use of Proceeds. The proceeds of the Credit Extensions shall be used to finance the general corporate purposes of the Borrower in the ordinary course of business. No portion of any loan shall be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

4.17 [Intentionally omitted]

5. NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed, each Entity Loan Party agrees to comply with the covenants set forth in this Article 5.

5.1 Financial Covenants. Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed, the Borrower agrees to comply with the financial covenants set forth on Annex 2 hereto.

5.2 Indebtedness. Each Entity Loan Party will not, and will not permit any Subsidiary (if any) to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness existing on the date hereof and set forth in Schedule 5.2, but not any extensions, renewals or replacements of any such Indebtedness;

(c)	Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $15,000 at any time outstanding;

(d)	Guaranties in favor of the Bank; and

(e)	Indebtedness incurred in the Ordinary Course of Business.

5.3 Liens. No Entity Loan Party will, and will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Permitted Liens;

(b)	Liens created under the Loan Documents; and

(c)	Liens granted in the Ordinary Course of Business on any assets of an Entity Loan Party other than on the Collateral.

5.4 Fundamental Changes. No Entity Loan Party will or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred:

(a)	any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity; and

(b)	any Subsidiary may merge into any other; and

(c)	any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower; and

(d)	any Entity Loan Party may sell, transfer or otherwise dispose of (i) any Chicago taxicab medallions owned by its Subsidiaries or (ii) the stock of any such Subsidiaries that hold Chicago taxicab medallions; provided in each case that no part of the assets so sold constitute Collateral hereunder.

5.5 Investments, Loans, Advances, Guarantees and Acquisitions. No Entity Loan Party will, and will permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger, other than a merger permitted by Section 5.4) any Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(a)	Permitted Investments;

(b)	investments existing on the date hereof and set forth in Schedule 5.5;

(c)	investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the Ordinary Course of Business;

(d)	loans and advances to officers, directors and employees of each Entity Loan Party or any Subsidiary in the Ordinary Course of Business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including, to the extent applicable, the Sarbanes-Oxley Act of 2002, as amended) in an aggregate principal amount not to exceed $5,000 at any time outstanding;

(e)	investments made by each Entity Loan Party in the equity securities of any Domestic Subsidiary and made by any Domestic Subsidiary in the equity securities of any other Domestic Subsidiary provided that (i) any such equity securities owned by any Entity Loan Party or any Domestic Subsidiary shall become Collateral pursuant to this Agreement; and

(f)	investments, loans, advances, guarantees and acquisitions made in the Ordinary Course of Business.

5.6 Asset Sales. No Entity Loan Party will, or will permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose (including pursuant to a merger, other than a merger permitted by Section 5.4) of any asset, including any equity securities, nor will any Entity Loan Party issue, or permit any of the Subsidiaries to issue, any additional shares of its equity securities, except:

(a)	sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the Ordinary Course of Business and other assets having a value not in excess of $5,000 in any fiscal year;

(b)	sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that no Entity Guarantor shall make a sale, transfer, lease or other disposition to any Person other than another Entity Guarantor or the Borrower;

(c)	dispositions of fixed or capital assets to the extent that (i) such property is exchanged for credit against the purchase price of other replacement fixed or capital assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such fixed or capital assets;

(d)	the settlement or write-off of Accounts Receivable or assignment of overdue Accounts Receivable for collection in the ordinary course of business consistent with past practice;

(e)	dispositions of assets having a value not in excess of $5,000 in any fiscal year that are worn out or no longer used or useful in the conduct of business;

(f)	sales, transfers and other dispositions by any Entity Loan Party of (i) any Chicago taxicab medallions owned by its Subsidiaries or (ii) the stock of any such Subsidiaries that hold Chicago taxicab medallions; provided in each case that no part of the assets so sold constitute Collateral hereunder;

(g)	dispositions of assets in the Ordinary Course of Business; provided in each case that no part of the assets so sold constitute Collateral hereunder; and

(h)	issuances of equity securities in the Ordinary Course of Business.

5.7 Sale-and-Leaseback transactions. No Entity Loan Party will, or will permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

5.8 Restricted Payments. No Entity Loan Party will or will permit any of the Subsidiaries to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its equity securities or any option, warrant or other right to acquire any such shares of equity securities except in the Ordinary Course of Business.

5.9 Transactions with Affiliates. No Entity Loan Party will, or will permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than a merger permitted by Section 5.4) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the Ordinary Course of Business at prices and on terms and conditions not less favorable to such Entity Loan Party or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties.

5.10 Restrictive Agreements. No Entity Loan Party will, or will permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Entity Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to such Entity Loan Party or any other Subsidiary or to guarantee Indebtedness of such Entity Loan Party or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, and (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (v) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

5.11 Amendment of Material Documents. No Entity Loan Party will amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Bank. In furtherance of the foregoing, no Entity Loan Party will change its name, its type of organization or jurisdiction of organization without (x) giving the Bank at least thirty (30) days prior written notice thereof and (y) taking all actions required to maintain the perfection and priority of the Lien of the Bank on all Collateral.

5.12 Lines of Business. No Entity Loan Party will, or will permit any of the Subsidiaries to, engage in any business other than the business in which it is engaged on the date hereof and any business reasonably similar, complimentary, ancillary or related thereto.

5.13 Accounting Changes. No Entity Loan Party will, or will permit any of the Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as required by GAAP or (ii) its fiscal year.

5.14 Hedging Agreements. No Entity Loan Party will, or will permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Entity Loan Party or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

6. DEFAULT

6.1 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	(i) default of any liability, obligation, covenant or undertaking of any Loan Party to the Bank or any Bank Affiliate, whether hereunder or otherwise, including failure to (i) pay in full and when due (whether by acceleration or otherwise) any installment of principal or interest, or default of any Loan Party, under any other Loan Document, LC Document or any other agreement with the Bank or any Bank Affiliate or (ii) reimburse the Bank for drawings under Letters of Credit in accordance with the terms of the LC Documents;

(ii) default in the performance or observance of any other liability, obligation, covenant or undertaking of any Loan Party to the Bank or any Bank Affiliate under this Agreement which is not the subject of Section 6.1(a)(i) hereof, and such default shall continue unremedied for 30 days after any officer of any Loan Party shall have become aware (or, in the absence of negligence, would have become aware) of such default; or

(b)	failure of any Loan Party to maintain aggregate collateral security value satisfactory to the Bank; or

(c)	default of any debt, liability, obligation, covenant or undertaking of any Loan Party to any Bank Affiliate or to any other Person; or

(d)	if any statement, representation or warranty heretofore, now or hereafter made by any Loan Party in connection with this Agreement or in any supporting financial statement of any Loan Party shall be determined by the Bank to have been false or misleading in any material respect when made or deemed made; or

(e)	if any Loan Party is an entity, the liquidation, termination or dissolution of any such entity, or the merger or consolidation of such entity into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; or

(f)	the death or judicial declaration of incompetence of any Loan Party and, if any Loan Party is a partnership, limited liability company, ‘S’ corporation or corporation having a single shareholder who is an individual, the death or judicial declaration of incompetence of any partner, member or equity holder; or

(g)	any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty; or

(h)	an Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by the Bank in writing, and such Overadvance shall continue unremedied for five (5) Business Days after such Overadvance first arises; or

(i)	an event of default or termination event (however defined) occurs under any derivative, foreign exchange, or similar transaction or arrangement entered into between any Loan Party and the Bank or any Bank Affiliate; or

(j)	a Change of Control shall occur; or

(k)	any Loan Party becomes insolvent or admits in a writing an inability to pay debts as they mature, or any Loan Party makes an assignment for the benefit of creditors; or any Loan Party applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of any Loan Party, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of such Loan Party and such receivership continues undischarged for a period of forty-five (45) days or more; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of any Loan Party; or

(l)	any Loan Party files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming such Loan Party as debtor; or any such petition is instituted against such Loan Party which petition or proceeding remains undismissed for a period of forty-five (45) days or more; or any Loan Party institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against such Loan Party, which petition, application or proceeding remains undismissed for a period of forty-five (45) days or more; or

(m)	any levy, lien (including, without limitation, a mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of any Loan Party in an amount in excess of $250,000 in the aggregate; or

(n)	this Agreement or any other Loan Document, or any provision thereof, shall for any reason cease to be in full force and effect in accordance with its terms or any Loan Party shall so assert in writing; or

(o)	Bank’s security interest in any of the Collateral fails to be a first priority security interest; or

(p)	an arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $500,000 which is not insured or subject to indemnity, is entered against any Entity Loan Party which is not immediately stayed or appealed; or

(q)	any Entity Loan Party is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by such Entity Loan Party that is held by any third Person other than the Bank, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness; or

(r)	any Entity Loan Party liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets; or

(s)	any Loan Party fails to pay any indebtedness or obligation owed to the Bank which is unrelated to this Agreement as it becomes due and payable; or

(t)	any Loan Party engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive; or

(u)	any director or officer of any Entity Loan Party is indicted for a felony offence under state or federal law, or any Entity Loan Party hires an officer or appoints a director who has been convicted of any such felony offense; or

(v)	any ERISA Event, which the Bank in good faith believes to constitute sufficient grounds for termination of any Plan or for the appointment of a trustee to administer any Plan,

has occurred and is continuing thirty (30) days after the Borrower gives the Bank a written notice of the ERISA Event; or a trustee is appointed by an appropriate court to administer any Plan; or the PBGC institutes proceedings to terminate or appoint a trustee to administer any Plan; or any Entity Loan Party or any ERISA Affiliate files for a distress termination of any Plan under Title IV of ERISA; or any Entity Loan Party or any ERISA Affiliate fails to make any quarterly Plan contribution required under Section 4.12(m) of the Tax Code, which the Bank in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on any Entity Loan Party’s assets in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by any Entity Loan Party to the Multiemployer Plan under Title IV of ERISA; or

(w)	the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of any Loan Party, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of any Loan Party to the Bank has been or may be impaired.

6.2 Acceleration. If an Event of Default shall occur and be continuing, at the election of the Bank, but automatically in the case of an Event of Default under Sections 6.1(k) and 6.1(l) above, all Obligations shall become immediately due and payable without notice or demand, and interest shall accrue on all such amounts at the Default Rate from the date of such Event of Default until all such amounts have been paid and satisfied in full. The Bank is hereby authorized, at its election, after an Event of Default has occurred and is continuing, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, each Entity Loan Party agrees that ten (10) days’ written notice to such Entity Loan Party, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, the Bank, Bank Affiliates, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which such Entity Loan Party hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. The proceeds of any collection or of any sale or disposition of the Collateral held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding and the Bank shall have the unrestricted right from time to time to change any application already made of the proceeds of any of the Collateral to any of the Obligations, as the Bank in its sole discretion may determine. Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrower to the Bank shall be returned to Borrower or such other Person as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same, with interest. Upon demand by the Bank, each Entity Loan Party shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and such Entity Loan Party. Each Entity Loan Party hereby acknowledges that the Bank has extended credit and other financial accommodations to the Borrower upon reliance of such Entity Loan Party’s granting the Bank the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence and during the continuance of an Event of Default and such Entity Loan Party hereby acknowledges that the Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the

Code and such Entity Loan Party hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Bank. The Bank may for any reason apply for the appointment of a receiver of the Collateral (to which appointment each Entity Loan Party hereby consents) without the necessity of posting a bond or other form of security (which each Entity Loan Party hereby waives). In addition, upon the occurrence and during the continuance of an Event of Default, the Bank may require that the Borrower Cash Collateralize the LC Obligations at such time, such Cash Collateral to be held by the Bank in a Cash Collateral Account on terms and conditions satisfactory to the Bank in its sole discretion.

Each Entity Loan Party acknowledges that any exercise by the Bank of the Bank’s rights upon an Event of Default may be subject to compliance by the Bank with any Requirement of Law of any Governmental Authority, and may impose, without limitation, any of the foregoing restricting the sale of securities. The Bank, in its sole discretion at any such sale, may restrict the prospective bidders or purchasers as to their number, nature of business and investment intentions, and may impose, without limitation, a requirement that the Persons making such purchases represent and agree, to the satisfaction of the Bank, that they are purchasing the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.

The Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or Guaranties of, the Obligations or any of them, or to resort to such security or Guaranties in any particular order; and all of its rights hereunder and in respect of such securities and Guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, each Entity Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that it lawfully may do so, each Entity Loan Party hereby irrevocably waives the benefits of all such laws. Except as required by applicable law, the Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3 Power of Attorney. Each Entity Loan Party hereby irrevocably constitutes and appoints the Bank as such Entity Loan Party’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Entity Loan Parties but for the sole benefit of the Bank, upon the occurrence of an Event of Default, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to use pursuant to a royalty free license all of such Entity Loan Party’s intellectual property; to enforce collection of the Collateral, either in its own name or in the name of such Entity Loan Party, including, without limitation, executing releases or waivers, compromising or settling with any Account Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to such Entity Loan Party and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to such Entity Loan Party to such address as the Bank shall designate; to endorse the name of such Entity Loan Party in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of such Entity Loan Party on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of such Entity Loan Party on any notice of the Account Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of such Entity Loan Party any financing or other statement in order to perfect or protect the Bank’s security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to such Entity Loan Party except for its own gross negligence or willful misconduct. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of such Entity Loan Party or surety to the Bank shall remain unpaid or the Bank is obligated under this Agreement to extend any credit to the Borrower.

6.4 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

6.5 Reassignment to Entity Loan Party. Whenever the Bank deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Bank may reassign the item in question to any Entity Loan Party (and if the Bank shall execute any such reassignment, it shall automatically be deemed to be without warranty or recourse to the Bank in any event) and require such Entity Loan Party to proceed with such legal or other action at such Entity Loan Party’s sole liability, cost and expense, in which event all amounts collected by such Entity Loan Party on such item shall nevertheless be subject to the Bank’s security interest.

7. MISCELLANEOUS

7.1 Waivers. Each Entity Loan Party waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

7.2 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.3 Deposit Collateral. Each Entity Loan Party hereby grants to the Bank and any Bank Affiliate a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to such Entity Loan Party and any cash, securities, instruments or other property of such Entity Loan Party in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Loan Parties to the Bank or any Bank Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Loan Parties to the Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

7.4 Indemnification. Each Entity Loan Party shall indemnify, defend and hold the Bank and any Bank Affiliate and their respective directors, officers, employees, agents and attorneys (each, an “Indemnitee”) harmless of and from any claim brought or threatened against any Indemnitee by any Loan Party or endorser of the Obligations, or any other Person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of the Bank’s relationship with any Loan Party or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s election, but at the expense of the Entity Loan Parties), except for any claim arising out of the gross negligence or willful misconduct of the Bank or any Bank Affiliate. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of any Loan Party.

7.5 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in the preparation of this Agreement and in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank (a) in defending the Bank’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations and (b) in any bankruptcy or other proceeding related to any Loan Party.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement. Any party to a Loan Document may rely on signatures of the parties thereto or in any notice or communication delivered pursuant thereto which are transmitted by facsimile or other electronic means as fully as if manually signed.

7.7 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

7.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral. Nothing herein, however, shall be construed as prohibiting the Bank from pledging any Note or Obligations to any Federal Reserve Bank. No Entity Loan Party may assign or transfer any of its rights or delegate any of its obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

7.9 Amendments and Waivers. No amendment or waiver of this Agreement or any other Loan Document or any provision hereof or thereof, and no consent to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Bank and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing and no delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of the Bank on any future occasion. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Credit Extension shall not be construed as a waiver of any Event of Default, regardless of whether the Bank may have had notice or knowledge of such Event of Default at the time.

7.10 Additional Lender. The Bank, at its option, may designate another institutional lender to replace the Bank in providing all or a portion of the Loans (the “Additional Lender”), and the Borrower shall cooperate with the same. In connection with the Additional Lender replacing the Bank, as the lender of all or a portion of the Loans, the Note(s) (if any), this Agreement and the other Loan Documents shall, at the sole election of the Bank, be split or divided into two notes and two loan and security agreements, each of which shall cover all or a portion of the Collateral, as designated by the Bank. To that end, the Borrower, upon written request of the Bank, shall execute, acknowledge and deliver to the Bank and/or its designee or designees substitute notes, loan agreements, security instruments and security agreements in such principal amounts, containing terms, provisions and clauses substantially identical to those contained in this Agreement, the Note(s) (if any), and such other documents and instruments (subject to the provisions hereof), in favor of the Additional Lender (the “Additional Lender Documents”) and appropriate amendments to this Loan Agreement and the other Loan Documents (including without limitation an intercreditor agreement between the Bank and the Additional Lender), all as may be reasonably required by the Bank. Without limiting the foregoing, the Additional Lender Documents and the amendment to this Loan Agreement, shall provide that an Event of Default under the Additional Lender Documents constitute an Event of Default under the Loan Documents, and vice versa.

7.11 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of any Loan Party to the Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among any Loan Parties and the Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of the Bank or any of the liabilities, obligations or undertakings of or among any Loan Parties under any such agreement, nor shall any contemporaneous or subsequent agreement between or among any Loan Parties and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of the Bank or any of the liabilities, obligations or undertakings of or among any Loan Parties hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.12 Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by facsimile transmission or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time) or, if not, on the next succeeding Business Day (provided that, in either case, the sender shall have received from the recipient a confirmation of transmission (in addition to any electronic confirmation of receipt generated by the facsimile or electronic mail system); (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed and with shipping charges paid; or (d) if by United States mail, three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, and properly addressed.

Notices shall be addressed as follows:

If to the Bank, to:

Sterling National Bank

500 Seventh Avenue

New York, New York 10018-4603

Attention: Thomas Braunstein

Fax No.: (212) 382-3442

With a copy to:

Wolff & Samson PC

One Boland Drive

West Orange, New Jersey 07052

Attention: Laurence M. Smith, Esq.

Fax No.: (973) 530-2221

If to any Loan Party, to:

Medallion Financial Corp.

437 Madison Avenue

New York, New York 10022

Attention: President

Fax No.: 212-328-2121

With a copy to:

Medallion Financial Corp.

437 Madison Avenue

New York, New York 10022

Attention: Legal Department

Fax No.: 212-328-3614

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 7.13. Notwithstanding the foregoing, any notice, request or demand by any Loan Party to or upon the Bank to make a Credit Extension shall not be effective until received.

7.13 Governing Law. This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York, without giving effect to the conflicts of laws principles thereof, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

7.14 Reproductions; Disclosures. This Agreement and all documents which have been or may be hereinafter furnished by any Loan Party to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). The Bank may refer to any Entity Loan Party and this financing transaction in general terms in connection with any marketing material undertaken by the Bank. No Entity Loan Party shall issue any press releases or other disclosure regarding this financing transaction without the prior written consent of the Bank.

7.15 Completing and Correcting this Agreement. Each Loan Party authorizes the Bank to fill in any blank spaces and to otherwise complete this Agreement and to correct any patent errors herein.

7.16 Additional Waivers. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, EACH LOAN PARTY WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

7.17 Jurisdiction and Venue. Each Loan Party irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York County, over any suit, action or proceeding arising out of or relating to this Agreement. Each Loan Party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Each Loan Party hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by certified mail, postage prepaid, return receipt requested, and by first class mail to such Loan Party at such Loan Party’s address shown in this Agreement or as notified to the Bank in accordance with the terms of this Agreement or (ii) by serving the same upon such Loan Party in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service on such Loan Party.

7.18 Jury Waiver. EACH LOAN PARTY AND THE BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. EACH LOAN PARTY CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

7.19 Joint and Several. All joint obligations of Loan Parties (or any group of Loan Parties) shall be joint and several (whether or not expressly stated herein), and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by the Bank to any Loan Party, failure of the Bank to give any Loan Party notice of borrowing or any other notice, any failure of the Bank to pursue or preserve its rights against any Loan Party, the release by the Bank of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Bank to any other Loan Party or any Collateral for such Loan Party’s Obligations or the lack thereof.

7.20 Construction. Each party to a Loan Document has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and has participated jointly with the other parties in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.21 USA PATRIOT Act Notice. The Bank hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Bank to identify each Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Credit Extensions will be used by any Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.22 Foreign Asset Control Regulations. Neither of the Credit Extensions nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, without limitation (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Loan Parties and none of or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

7.23 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of March 28, 2011.

Witness:	BORROWER: MEDALLION FINANCIAL CORP.

/s/ Marisa Silverman	By:	/s/ Brian O’Leary
	Name:	Brian O’Leary
	Title:	Executive Vice President and Chief Operating Officer

Witness:	GUARANTOR: MEDALLION FUNDING LLC

/s/ Marisa Silverman	By:	/s/ Michael Kowalsky
	Name:	Michael Kowalsky
	Title:	President

Accepted:

STERLING NATIONAL BANK

By:	/s/ Thomas M. Braunstein
Name:	Thomas M. Braunstein
Title:	First Vice President, Middle Market Banking

Annex 1

Definitions

The following terms are defined in the corresponding sections:

Defined Term	Section
Additional Lender	7.10
Additional Lender Documents	7.10
Agreement	Preamble
Amendments and Waivers	7.9
Authorized Person	1.8
Blocked Account	4.18
Borrower	Preamble
Bank	Preamble
Collateral Management Fee	Annex 2
Deposit Collateral	7.3
Event of Default	6.1
Executive Order	7.22
Facility A Borrowing Base	Annex 2
Facility B Borrowing Base	Annex 2
Facility A Maturity Date	Annex 2
Facility B Maturity Date	Annex 2
Facility A Maximum Facility Amount	Annex 2
Facility B Maximum Facility Amount	Annex 2
Facility A Revolving Loans	1.1(a)
Facility B Revolving Loans	1.1(a)
Financial Statements	3.12
Foreign Asset Control Regulations	7.22
Guarantor(s)	Annex 2
Indemnitee	7.4
Lien Law	4.14
Loan Documents	1.1
Lockbox	4.18
Maximum Lawful Rate	1.3(d)
Maximum LC Obligation	Annex 2
Other Taxes	1.14(c)
Overadvance	1.7
Patriot Act	7.21
Revolving Loan Account	1.2
Taxes	1.14(a)
Trading with the Enemy Act	7.22

Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” is used as defined in the Code. In addition, in connection with each Underlying Loan, the term “Account Debtor” shall mean and refer to the Underlying Borrower with respect to such Underlying Loan.

“Account(s) Receivable or Account” shall mean all the applicable Entity Loan Party’s accounts, accounts receivable, instruments, documents, chattel paper, payment intangibles and all other debts, obligations and liabilities in whatever form owing to such Entity Loan Party from any Person for goods sold by it or for services rendered by it, or however otherwise established or created, all supporting obligations with respect thereto, all right, title and interest of such Entity Loan Party in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of any unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such Entity Loan Party. Without limiting the generality of the foregoing, the terms “Account(s) Receivable” and “Account” includes all Underlying Loans.

“Affiliate” shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (ix) to vote 10% or more of the Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person, or (y) to director or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract or otherwise.

“Agricultural Lien Statute” shall mean, collectively, each statute, law or regulation (or other mandatory provision of state or local law) that could either (a) create or give rise to an agricultural lien in or against any portion of the products purchased, stored or otherwise handled by any Person from whom any Entity Loan Party purchases inventory (or by any other Person from whom such first Person purchases or otherwise receives goods in the ordinary course of business), or (b) create a Lien against, or impose a trust upon, some portion of any Entity Loan Party’s inventory (and/or the accounts derived therefrom) for the benefit of unpaid agricultural producers, any broker acting on behalf of an agricultural producer, any cooperative whose members consist of agricultural producers or any other Person that purchases goods from an agricultural producer in the ordinary course of business.

“Asset-Based Loans” shall mean loans made by the Borrower or the Guarantor in which the amounts outstanding, as well as the availability, under such loans is based upon a formula comprised in whole or in part of (a) a specified advance rate multiplied by the borrower’s eligible accounts receivable and (b) a specified advance rate multiplied by the borrower’s eligible inventory.

“Bank Affiliate” shall mean any Affiliate of the Bank or the Bank, including, without limitation, or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Bank and any Loan Party, or any third party acting on the Bank’s behalf.

“Base Rate” shall mean the base commercial lending rate of interest of the Bank in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank, in its sole discretion, as a means of pricing some loans to its customers and is not tied to any external rate of interest or index. The Bank may price loans to any of its customers at, above or below the Base Rate and the Base Rate does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular customer of the Bank. Any change in the Base Rate will take effect at the opening of business on the day of a change in the Bank’s Base Rate.

“Business Day” shall mean any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized by law to close in New York City.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” shall mean cash, and any interest or other income earned thereon, that is deposited with the Bank in accordance with the Agreement to Cash Collateralize any LC Obligations.

“Cash Collateral Account” shall mean a demand deposit, money market or other account established by the Borrower at the Bank, which account shall be subject to the Bank’s Liens for the benefit of the Bank.

“Cash Collateralize” shall mean, with respect to LC Obligations arising from Letters of Credit outstanding on any date, the deposit with the Bank of immediately available funds into the Cash Collateral Account in an amount equal to 110% of the sum of the aggregate Undrawn Amounts of such Letters of Credit, plus all related fees and other amounts due or to become due in connection with such LC Obligations.

“Change in Control” shall mean the occurrence of any of the following events: (a) any “person” or “group”) within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), by way of merger, consolidation or otherwise, of 51% or more of the ownership interests of the Borrower on a fully-diluted basis or (b) the sale of all or substantially all of the assets of Borrower.

“Closing Date” shall mean the date upon or after the execution of this Agreement on which all of the conditions precedent to the making of the initial Credit Extension shall have been satisfied or waived.

“Code” shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Collateral” shall mean all right, title and interest of each Entity Loan Party in and to each of the following items, whether now owned or existing or hereafter created, acquired or arising, and wherever located from time to time:

(a)	the Underlying Loans, including without limitation (A) all interest thereon and all payments made by or on behalf of the Underlying Borrower in respect thereof, (B) all amendments, modifications and renewals thereof and replacements and substitutions therefor, (C) all collateral, letters of credit and guaranties given, granted, pledged or otherwise provided therefor or in connection therewith, (D) all Underlying Loan Documents, (E) all accounts, letter of credit rights, general intangibles, payment intangibles, contract rights, intellectual property and computer hardware and software with respect thereto and (F) all books and records relating thereto;

(b)	any and all moneys, securities, drafts, notes, and other property of any kind of such Entity Loan Party, now or hereafter held or received by or in transit to the Bank from or for such Entity Loan Party (including, without limitation, all moneys held or deposited in a Cash Collateral Account or any lock box maintained by or on behalf of the Bank), or which may now or hereafter be in the possession of the Bank, or as to which the Bank may now or hereafter be in the control or possession of, by documents of title or otherwise, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any and all deposits, general or special, balances, sums, proceeds and credits of such Entity Loan Party, and all rights and remedies which such Entity Loan Party might exercise with respect to any of the foregoing but for this Agreement;

(c)	all proceeds and products of the foregoing.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Loan Party:

(i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Extension” shall mean providing any financial accommodation hereunder, including he making of a Loan or the issuance of a Letter of Credit or bankers’ acceptance.

“Default” shall mean any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Rate” shall mean a rate of interest per annum equal to two hundred (200) basis points in excess of the highest rate of interest otherwise in effect hereunder.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the accounts determined to be dilutive by the Bank in its sole discretion during this period, by (b) the Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Document” means a document of title, as defined in Section 1-201 of the Code.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code.

“Eligible Account” shall mean an Account owing to the Borrower which is acceptable to the Bank in its sole discretion for lending purposes. Without limiting the Bank’s discretion, the Bank shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(a)	it is genuine and in all respects is what it purports to be;

(b)	it is owned by the Borrower, the Borrower has the right to subject it to a security interest in favor of the Bank or assign it to the Bank and it is subject to a first priority perfected security interest in favor of the Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(c)	it arises from (i) the performance of services by the Borrower in the ordinary course of its business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (ii) the sale or lease of goods by the Borrower in the ordinary course of its business, and (x) such goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such Account, and (z) has possession of, or the Borrower has delivered to the Bank (at the Bank’s request) shipping and delivery receipts evidencing delivery of such goods;

(d)	it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within the number of days set forth in Section 9(a) of Annex 2 and does not remain unpaid past the due date thereof for more than for the number of days set forth in Section 9(b) of Annex 2; provided, however, that if more than the percentage specified in set forth in Section 9(c) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid more than the earlier of (A) the number of days set forth in Section 9(b) of Annex 2 past the respective due dates thereof, or (B) the number of days set forth in Section 9(a) of Annex 2 after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(e)	it is valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(f)	it does not arise out of a contract or order which falls in any material respect to comply with the requirements of applicable law;

(g)	the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary or Affiliate of the Borrower;

(h)	it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such Account to the Bank pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(i)	it is not an Account with respect to which the Account Debtor is located in a state which requires the Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state; or (ii) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) the Borrower has taken one of the actions described in clauses (i) or (ii); (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Borrower at its election; or (z) the Borrower has proven, to the Bank’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(j)	the Account Debtor is located within the United States of America or in Bank’s discretion, (i) Canada, if (A) the Account is (I) subject to credit insurance payable to Bank issued by an insurer and on terms and in an amount acceptable to Bank or (II) backed by a letter of credit issued or confirmed by a U.S. Bank satisfactory to the Bank naming the Bank as beneficiary or assigned to the Bank and in the Bank’s possession or under its control and with respect to which a control agreement covering the letter of credit (in form satisfactory to Bank) is in effect, and (ii) so long as such Account is denominated in Dollars, or (ii) another country (other than Canada) if (A) the Account is backed by a letter of credit issued or confirmed by a U.S. Bank satisfactory to the Bank naming the Bank as beneficiary or assigned to the Bank and in the Bank’s possession or under its control and with respect to which a control agreement covering the letter of credit (in form satisfactory to the Bank) is in effect, and (B) so long as such Account is denominated in Dollars and (iii) the aggregate of all accounts due from Account Debtors located in Canada that are not backed by a letter of credit issued or confirmed by a U.S. Bank satisfactory to the Bank naming the Bank as beneficiary or assigned to the Bank and in the Bank’s possession or under its control and with respect to which a control agreement covering the letter of credit (in form satisfactory to the Bank) is in effect, shall not at any time exceed the percentage specified in Section 9(d) of Annex 2 of the aggregate of all outstanding Accounts of the Borrower;

(k)	it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(l)	it is not an Account (i) with respect to which any representation or warranty contained in this Agreement is untrue; or (ii) which violates any of the covenants of the Borrower contained in this Agreement;

(m)	it is not an Account which, when added to a particular Account Debtor’s other indebtedness to the Borrower, exceeds the percentage specified in Section 9(e) of Annex 2 of all Accounts of the Borrower; and

(n)	it is not an Account with respect to which the prospect of payment or performance by the

Account Debtor is or will be impaired, as determined by the Bank in its sole discretion.

“Eligible Facility A Underlying Loan” shall mean an Underlying Loan, to the extent that it is held of record and beneficially by the Borrower or the Guarantor (i.e., only to the extent that it has not been sold or participated by the Borrower or the Guarantor), that meets all of the following requirements:

(a)	such Underlying Loan represents a complete bona fide transaction which requires no further act under any circumstances on the part of the Borrower or the Guarantor to make such Underlying Loan payable by the Underlying Borrower (other than advances to be made by the Borrower or the Guarantor pursuant to the express terms of the Underlying Loan Documents relating thereto);

(b)	(i) if such Underlying Loan is an Asset-Based Loan, the aggregate principal amount outstanding at any time thereunder does not exceed the lesser of (A) the maximum available amount under the Underlying Loan Documents relating thereto or (B) the borrowing base formula applicable thereto, and (ii) if such Underlying Loan is any other type of loan, such Underlying Loan shall not be in payment default for more than 60 days;

(c)	such Underlying Loan is evidenced and secured by valid, binding and enforceable Underlying Loan Documents in form and substance acceptable to the Bank, and, except for Asset-Based Loans, all original promissory notes with respect to such Underlying Loan (or, if no promissory note was issued in connection therewith, all original documents evidencing the debt obligation of the Underlying Borrower thereunder) have been delivered to, and are being held by, the Bank;

(d)	the Underlying Borrower with respect to such Underlying Loan is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action which might have a materially adverse effect on the business of such Underlying Borrower or is not, in the reasonable discretion of the Bank, deemed ineligible for credit for any other reason;

(e)	such Underlying Loan is a valid, legally enforceable obligation of the Underlying Borrower with respect thereto and is not subject to any present or contingent, and no facts exist which are the basis for any future, offset or counterclaim or other defense on the part of such Underlying Borrower;

(f)	the Bank has a first position perfected Lien on such Underlying Loan, which is subject to no other Lien;

(g)	the Borrower or the Guarantor has a first position perfected Lien on collateral pledged to the Borrower or the Guarantor pursuant to the terms of the Underlying Loan Documents relating to such Underlying Loan;

(h)	such Underlying Loan does not arise out of any transaction between the Borrower and any Affiliate of the Borrower;

(i)	such Underlying Loan is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(j)	if such Underlying Loan is a New York City Taxicab Medallion Loan, such Underlying Loan is not listed on a Facility B Borrowing Base Certificate and is not otherwise included in the calculation of the Facility B Borrowing Base; and

(k)	such Underlying Loan is not deemed ineligible by the Bank for any other reason in the exercise of its reasonable discretion.

Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) at no time shall the aggregate outstanding principal amount of all Taxicab Medallion Loans and Asset-Based Loans owned by the Borrower and the Guarantor constitute less than fifty (50%) percent of the aggregate outstanding principal amount of all Eligible Facility A Underlying Loans, and (ii) at no time shall the aggregate outstanding principal amount of all Taxicab Medallion Loans, Asset-Based Loans and Taxicab Medallion Related Loans owned by the Borrower and the Guarantor constitute less than sixty (60%) percent of the aggregate outstanding principal amount of all Eligible Facility A Underlying Loans; it being understood and agreed that no Underlying

Loan that would otherwise be deemed to be an Eligible Facility A Underlying Loan shall constitute an Eligible Facility A Underlying Loan to the extent that such Underlying Loan would cause noncompliance with either of the percentage thresholds set forth in the preceding clauses (i) and (ii).

“Eligible Facility B Underlying Loan” shall mean an Underlying Loan, to the extent that it is held of record and beneficially by the Borrower or the Guarantor (i.e., only to the extent that it has not been sold or participated by the Borrower or the Guarantor), that meets all of the following requirements:

(a)	such Underlying Loan is a New York City Taxicab Medallion Loan that is either (i) no more than a 3-year loan with no more than a 25-year amortization and a loan-to-value ratio of no more than 80% or (ii) no more than a 3-year loan, interest only, with a loan-to-value ratio of no more than 75%; provided, however, that with respect to an Underlying Loan described in this clause (ii), such Underlying Loan shall be deemed to be an Eligible Facility B Underlying Loan only if, in addition to satisfying all other eligibility requirements set forth herein, the Underlying Loan Documents relating to such Underlying Loan provide that no more than a 25-year amortization will be automatically implemented if the loan-to-value ratio with respect to such Underlying Loan exceeds 75% at any time.

(b)	such Underlying Loan represents a complete bona fide transaction which requires no further act under any circumstances on the part of the Borrower or the Guarantor to make such Underlying Loan payable by the Underlying Borrower (other than advances to be made by the Borrower or the Guarantor pursuant to the express terms of the Underlying Loan Documents relating thereto);

(c)	such Underlying Loan shall not be in payment default for more than 60 days;

(d)	such Underlying Loan is evidenced and secured by valid, binding and enforceable Underlying Loan Documents in form and substance acceptable to the Bank, and all original promissory notes with respect to such Underlying Loan (or, if no promissory note was issued in connection therewith, all original documents evidencing the debt obligation of the Underlying Borrower thereunder) have been delivered to, and are being held by, the Bank;

(e)	the Underlying Borrower with respect to such Underlying Loan is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action which might have a materially adverse effect on the business of such Underlying Borrower or is not, in the reasonable discretion of the Bank, deemed ineligible for credit for any other reason;

(f)	such Underlying Loan is a valid, legally enforceable obligation of the Underlying Borrower with respect thereto and is not subject to any present or contingent, and no facts exist which are the basis for any future, offset or counterclaim or other defense on the part of such Underlying Borrower;

(g)	the Bank has a first position perfected Lien on such Underlying Loan, which is subject to no other Lien;

(h)	the Borrower or the Guarantor has a first position perfected Lien on collateral pledged to the Borrower or the Guarantor pursuant to the terms of the Underlying Loan Documents relating to such Underlying Loan;

(i)	such Underlying Loan does not arise out of any transaction between the Borrower and any Affiliate of the Borrower;

(j)	such Underlying Loan is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(k)	such Underlying Loan is not listed on a Facility A Borrowing Base Certificate and is not otherwise included in the calculation of the Facility A Borrowing Base; and

(l)	such Underlying Loan is not deemed ineligible by the Bank for any other reason in the exercise of its reasonable discretion.

“Eligible In-Transit Inventory” shall mean Inventory of the Borrower which is acceptable to the

Bank in its sole discretion, for lending purposes. Without limiting the Bank’s discretion, the Bank shall, in general, consider Inventory to be Eligible In-Transit Inventory if it meets, and so long as it continues to meet, the following requirements:

(a)	such Inventory would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower within the United States;

(b)	it is subject to a negotiable Document showing the Bank (or, with the written consent of the Bank, the Borrower) as consignee, which Document is in the possession of the Bank or such other Person as the Bank shall approve:

(c)	it is fully insured in a manner satisfactory to the Bank;

(d)	it has been identified to the applicable sales contract and title has passed to the Borrower;

(e)	it is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert lien rights against the Inventory, or with respect to whom the Borrower is in default of any obligations;

(f)	it is subject to purchase orders and other sale documentation satisfactory to Bank;

(g)	it is shipped by a common carrier that is not affiliated with the vendor; and

(h)	it is fully paid for or the Borrower has delivered to the vendor a commercial Letter of Credit issued or guaranteed by the Bank on behalf of the Borrower (in such form and on terms satisfactory to the Bank in its discretion) for the purpose of purchasing the same.

“Eligible Inventory” shall mean Inventory of the Borrower which is acceptable to the Bank in its sole discretion for lending purposes. Without limiting the Bank’s discretion, the Bank shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(a)	it is owned by the Borrower, the Borrower has the right to subject it to a security interest in favor of the Bank and it is subject to a first priority perfected security interest in favor of the Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(b)	it is located on one of the premises listed on Schedule 3.5 (or other locations of which the Bank has been advised in writing pursuant to subsection 4.2 hereof), such locations are within the United States and is not in transit unless it is Eligible In-Transit Inventory.

(c)	if held for sale or lease or furnishing under contracts of service, it is (except as the Bank may otherwise consent in writing) new and unused and free from defects which would, in the Bank’s sole determination, affect its market value;

(d)	it is not stored with a bailee, consignee, warehouseman, processor or similar party unless the Bank has given its prior written approval and the Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to the Bank, in form and substance acceptable to the Bank, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as the Bank shall require;

(e)	the Bank has determined, in accordance with the Bank’s customary business practices, that it is not unacceptable due to age, type, category or quantity;

(f)	it is not Inventory (i) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (ii) which violates any of the covenants of the Borrower contained in this Agreement;

(g)	it consists only of finished goods or raw materials; and

(h)	it specifically does not consist of or include packaging materials, supplies, samples or marketing materials.

“Eligible Underlying Loans” shall mean Eligible Facility A Underlying Loans and/or Eligible Facility B Underlying Loans, as the context may require.

“Entity Guarantor(s)” shall mean all Guarantors which are corporations, limited liability companies or other entities.

“Entity Loan Party” or “Entity Loan Parties” shall mean Borrower and all Entity Guarantors.

“Environmental Laws” shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” shall mean all liabilities (including costs of Remedial Actions, natural resource damages and costs, fines, penalties, indemnities and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Entity Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior to or after the date hereof.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, collectively, any Entity Loan Party, and any Person under common control, or treated as a single employer, with any Entity Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.

“ERISA Event” shall mean any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Tax Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Tax Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facility A Borrowing Base Certificate” shall mean the borrowing base certificate in the form attached hereto as Exhibit A-1, delivered in accordance with the terms and conditions of this Agreement.

“Facility B Borrowing Base Certificate” shall mean the borrowing base certificate in the form attached hereto as Exhibit A-2, delivered in accordance with the terms and conditions of this Agreement.

“Food Security Act” shall mean 7 U.S.C. Section 1631, and any successor statute thereto, together with each existing or future state statute or regulation establishing a “central filing system” (as defined in 7 U.S.C. Section 1631) that has been certified by the Secretary of the United States Department of Agriculture.

“Formation Documents” shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation of such Person, (ii) a limited liability company, the articles of organization or certificate of formation of such Person, (iii) a limited partnership, the certificate of limited partnership agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor(s)” shall mean those Persons described as such in Annex 2.

“Guaranty” shall mean any guaranty executed by a Guarantor in favor of the Bank (if more than one, the “Guaranties”).

“Hazardous Material” shall mean any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Indebtedness” shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of letters of credit or bankers’ acceptances; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto. The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Interest Period” shall mean either one, two or three months, as designated by the Borrower in each request for a Revolving Loan; provided, however, that (i) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, subject to clause (iii) below; (ii) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (iii) with respect to any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of a calendar month and (iv) no Interest Period shall extend beyond the Facility A Maturity Date.

“Letter of Credit” shall mean documentary letters of credit issued by the Bank for the account of the Borrower in accordance with terms and provisions of the LC Documents.

“LC Application” shall mean an application by the Borrower to the Bank, pursuant to a form approved by the Bank, for the issuance of a Letter of Credit, which application is submitted to the Bank at least five (5) days prior to the requested issuance of such Letter of Credit.

“LC Conditions” shall mean the following conditions, the satisfaction of each of which is required before the Bank shall be obligated to issue a Letter of Credit: (i) each of the conditions set forth in Section 1.12 of this Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted to the Bank, the LC Obligations would not exceed the (x) the Maximum LC Obligation and (y) the difference of (A) minus (B), where (A) is the Facility A Maximum Facility Amount and (B) is the sum of the principal amount of Facility A Revolving Loans plus the face amount of Letters of Credit then outstanding; and (iii) such Letter of Credit has an expiration date that is no more than one hundred eighty (180) days from the date of issuance and in the event such expiration date is after the Facility A Maturity Date, such Letter of Credit shall be Cash Collateralized during the period from the date of its issuance until the date it expires or is terminated, unless otherwise agreed by the Bank in its discretion; and (iv) the currency in which payment is to be made under the Letter of Credit is Dollars.

“LC Documents” shall mean any and all agreements, instruments and documents (other than an LC Application) required by the Bank to be executed by the Borrower or any other Person and delivered to the Bank as a condition to the issuance of a Letter of Credit.

“LC Facility” shall mean a sub-facility established pursuant to Section 1.13 of this Agreement and described in Annex 2 and shall be considered utilization of the Facility A Maximum Facility Amount.

“LC Obligations” shall mean, on any date, an amount (in Dollars) equal to the sum of (without duplication) (i) all amounts then due and payable by Borrower on such date by reason of any payment that is made by the Bank under a Letter of Credit and that has not been repaid to the Bank, plus (ii) the Undrawn Amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Bank and (iii) all fees and other amounts due or to become due in respect of Letters of Credit outstanding on such date.

“LC Support” shall mean a guaranty, Cash Collateral or other support agreement in favor of Bank, acceptable to Bank in its sole and absolute discretion, pursuant to which the payment or performance by Borrower of its obligations under an LC Application, including the obligation to reimburse Bank for any payment made by the Bank under such Letter of Credit, is guaranteed or otherwise assured to the Bank’s sole satisfaction.

“LIBOR Rate” shall mean the rate of interest for deposits in U.S. Dollars for a maturity equal to the Interest Period therefor which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period. If such rate does not appear on Telerate Page 3750, the rate utilized shall be the rate which appears, or if two or more such rates appear, the average (rounded upward, if necessary, to the next 1/16 of 1%) of the rates which appear, on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” shall mean this Agreement, the Notes (if any), any security agreements, pledge agreements or guaranties and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing.

“Loan Party” or “Loan Parties” shall mean Borrower and all Guarantors.

“Loan Party Taxes” shall mean any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, income taxes, real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales, F.I.C.A. and other taxes.

“Loans” shall mean the Revolving Loans, and references to a “Loan” shall mean and refer to a Revolving Loan.

“Managing Person” shall mean with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Effect” shall mean any act, omission, event or undertaking which, singly or together with one or more other acts, omissions, events or undertakings, has a materially adverse effect upon (1) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Entity Loan Party or (2) the ability of any Loan Party to perform its obligations in a timely manner under this Agreement and the other agreements and instruments executed and delivered in connection herewith.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section

4001(a)(3) of ERISA, to which any Entity Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New York City Taxicab Medallion Loans” shall mean Taxicab Medallion Loans made by the Borrower or the Guarantor to an Underlying Borrower for the purpose of funding the purchase by such Underlying Borrower of a New York City taxicab medallion or other license issued by a New York City taxi commission which grants the right to operate a taxicab in New York City.

“Note” shall mean any promissory note evidencing a Loan.

“Obligation(s)” shall mean, without limitation, all loans, advances, indebtedness, bankers’ acceptances, notes, reimbursement obligations, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transaction, currency options and amounts, liquidated or unliquidated, owing by any Loan Party to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement, any of the Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by any Loan Party to the Bank or any Bank Affiliate; or are due indirectly by any Loan Party to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to any Loan Party or due from any Loan Party to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement.

“Ordinary Course of Business” shall mean, with respect to an action taken by an Entity Loan Party or any Subsidiary, that such action is: (i) consistent with the past practices of such Entity Loan Party or Subsidiary; (ii) taken in the ordinary course of the Entity Loan Party’s or Subsidiary’s business; or (iii) either permitted under the terms of this Agreement or of the type and nature permitted by the Investment Company Act of 1940, the Small Business Investment Act of 1958, the rules and regulations thereunder or any exemptive order issued pursuant thereto.

“Organizational Documents” shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person and, in the case of a limited partnership, the certificate of limited partnership, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Patents” shall mean all of the following now owned or hereafter acquired by any Loan Party: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any

ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto, or from Moody’s Investors Service, Inc. or any successor thereto;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Bank or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Liens” shall mean (A) Liens securing the Obligations hereunder, (B) Liens for taxes not yet due and payable, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (C) Liens arising under Agricultural Lien Statutes and similar statutes, rules or regulations, (D) Liens of warehousemen and bailees for customary storage charges and fees, (E) purchase-money Liens covering solely equipment constituting capital assets owned or leased by any Loan Party and the proceeds thereof and securing not more than $3,000 in purchase money Indebtedness, (F) Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Code, (G) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (H) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 6.1(p) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (I) unexercised statutory or common law bankers’ and brokers’ liens and (J) Liens of landlords and mortgagees of landlords (arising by statute on fixtures and movable tangible property located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained in accordance with GAAP.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Entity Loan Party or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, any ERISA Affiliate.

“Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

“Property” shall mean all types of real, personal, tangible, intangible or mixed property.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” shall mean all actions required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Requirements of Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” shall mean, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares.

“Revolving Loans” shall mean, collectively, the Facility A Revolving Loans and the Facility B Revolving Loans. References to a “Revolving Loan” shall mean and refer either to a Facility A Revolving Loan or a Facility B Revolving Loan, as the context may require.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subordination Agreement” shall mean a subordination agreement satisfactory in form and substance to the Bank and executed by a subordinated creditor in favor of the Bank (if more than one, the “Subordination Agreements”).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise indicated, references to a “Subsidiary” mean only those Subsidiaries that are consolidated with the Borrower on the Borrower’s financial statements.

“Tax Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Taxicab Medallion Loans” shall mean loans made by the Borrower or the Guarantor to an Underlying Borrower for the purpose of funding the purchase by such Underlying Borrower of a taxicab medallion or other license issued by a taxi commission which grants the right to operate a taxicab.

“Taxicab Medallion Related Loans” shall mean loans made by the Borrower or the Guarantor to an Underlying Borrower for the purpose of funding Taxicab Medallion Loans made by such Underlying Borrower to one or more other Persons.

“Third Party Agreement” shall mean any contract between any Entity Loan Party and one or more third parties.

“Title IV Plan” shall mean a Pension Plan or Plan.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Transactions” shall mean (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the making of the Credit Extensions and (c) the use of the proceeds of the Credit Extensions.

“Underlying Borrower” shall mean any borrower or other obligor with respect to any Underlying Loan.

“Underlying Loan Documents” shall mean all contracts, chattel paper, documents and instruments (including without limitation all promissory notes, pledge agreements, security agreements and hypothecation agreements) evidencing, securing or otherwise delivered in connection with the Underlying Loans.

“Underlying Loans” shall mean all loans, credits, lines of credit and other credit facilities now or hereafter owned and held by the Borrower or the Guarantor which are listed or identified from time to time on the then most recent Facility A Borrowing Base Certificate and Facility B Borrowing Base Certificate delivered by the Borrower to the Bank.

“Undrawn Amount” shall mean on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.

“Voting Stock” shall mean Stock of any Person having ordinary power to vote in the Managing

Persons or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wall Street Journal Prime Rate” shall mean the highest rate published from time to time by the Wall Street Journal as the “prime rate,” or, in the event the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by the Bank, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

Accounting Terms and Principles and GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of this unless the Borrower and the Bank agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Agreement, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Annex, Schedule, Article, Section or clause refer to the appropriate Exhibit, Annex or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of the Bank is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

Code Terms. All terms which are not defined herein but which are defined in the Code shall have the meanings given to them in the applicable Code.

Interpretation and Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein,” “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

ANNEX 2

SCHEDULE OF FACILITY INFORMATION

1.	[Intentionally omitted]

2.	Interest Rates (Section 1.3(a))

(i) in the case of Facility A Revolving Loans, a rate per annum equal to the greater of (x) three (3%) percent or (y) the LIBOR Rate plus two hundred (200) basis points.

(ii) in the case of Facility B Revolving Loans Term Loans, a rate per annum equal to the greater of (x) four (4%) percent or (y) the Wall Street Journal Prime Rate plus fifty (50) basis points.

(iii) in the case of other Obligations, a rate per annum equal to the Default Rate.

3.	[Intentionally omitted]

4.	Inspections (Sections 2.6 and 4.2)

Frequency: provided, that no Event of Default has occurred, not more than three (3) times during each fiscal year of the Borrower with respect to field examinations and Collateral audits and analyses

Cost	$850 per day plus out-of-pocket expenses if such auditor is an employee of Bank actual costs if such auditor is retained by the Bank

subject to a cap of $10,000 for every 12 month period in the event no Event of Default has occurred

5.	Financial Statements (Section 3.12)

Consolidated balance sheet and statements of income and stockholders’ equity of the Borrower, its consolidated Subsidiaries and the Guarantor (i) as of and for the fiscal year ended December 31, 2010, audited (with an unqualified opinion) by, independent certified public accountants (the “Financial Statements”) and (ii) as of and for the fiscal quarter ended September 30, 2010, certified by the chief financial officer of the Borrower.

6.	Operating and Deposit Accounts (Section 4.8)

Borrower shall at all times maintain with the Bank non-interest bearing deposits having net collected balances, after charges to compensate Bank for services rendered to Borrower, equal to at least $1,000,000, calculated as an average of the net collected balances over a rolling twelve month period.

7.	Insurance (Section 4.11)

Borrower shall maintain insurance on substantially the same terms and conditions as contained in the policies set forth in Schedule 3.19.

8.	Definition of Borrowing Base

“Facility A Borrowing Base” shall mean an amount not to exceed the following as shown on Bank’s records at any time and as reported by the Borrower prior to each request for a Facility A Revolving Loan and each request for a Letter of Credit and in a Facility A Borrowing Base Certificate as required by this Agreement:

(i)	One hundred (100%) percent of the portion of the aggregate outstanding principal amount of all Eligible Facility A Underlying Loans listed in the applicable Facility A Borrowing Base Certificate that is owned and held by the Borrower or the Guarantor, MINUS

(ii)	An amount equal to 100% of the LC Obligations at such time, MINUS

(iii)	such reserves as the Bank elects, in its reasonable discretion, to establish from time to time.

“Facility B Borrowing Base” shall mean an amount not to exceed the following as shown on Bank’s records at any time and as reported by the Borrower prior to each request for a Facility B Revolving Loan and in a Facility B Borrowing Base Certificate as required by this Agreement:

(i)	One hundred (100%) percent of the portion of the aggregate outstanding principal amount of all Eligible Facility B Underlying Loans listed in the applicable Facility B Borrowing Base Certificate that is owned and held by the Borrower or the Guarantor, MINUS

(ii)	such reserves as the Bank elects, in its reasonable discretion, to establish from time to time.

9.	[Intentionally omitted]

10.	Guarantor(s)

Medallion Funding LLC, a New York limited liability company.

11.	Maturity Dates:

Facility A Maturity Date: June 30, 2012

Facility B Maturity Date: March 28, 2014.

12.	Maximum Facility Amounts

Facility A Maximum Facility Amount: $20,000,000

Facility B Maximum Facility Amount: $5,000,000

13.	Maximum LC Obligation

$2,500,000

14.	[Intentionally omitted]

15.	[Intentionally omitted]

16.	Fees

(a)	[Intentionally omitted]

(b)	Unused Line Fee. The Borrower shall pay to the Bank quarterly in arrears, on the first day of each quarter, an unused line fee, chargeable to the Borrower’s Revolving Loan

2

Account, equal to (i) one-quarter of one percent (0.25%) of the daily average amount by which the Facility A Maximum Facility Amount exceeds the outstanding principal balance of the Facility A Revolving Loans as determined by Bank in sole discretion.

(c)	[Intentionally omitted]

(d)	Letter of Credit Fees. The Borrower shall pay to the Bank all normal and customary charges associated with the issuance, maintenance, amending, transfer, negotiating, processing and administration of Letters of Credit, on demand, including without limitation an opening fee equal to one-eighth of one percent (1/8%) of the face amount of each Letter of Credit and a negotiation fee equal to one-eighth of one percent (1/8%) of the face amount of each Letter of Credit.

(e)	Minimum Borrowing Fee. In the event the Borrower’s average outstanding balance under Facility A and Facility B in any quarter is less than $12,500,000 in the aggregate, then the Borrower shall pay to the Bank a fee in an amount equal to the difference between the amount of interest that would have been paid if $12,500,000 had been the outstanding balance under Facility A and Facility B in the aggregate and that amount of interest that was actually paid during the quarter. The Borrower shall pay such Minimum Borrowing Fee quarterly.

(f)	[Intentionally omitted]

(g)	Overadvance Fee. If at anytime an Overadvance exists under Section 1.5, the Borrower shall pay to the Bank a fee equal to 1.50% of the highest Overadvance Amount during each month the Overadvance remains outstanding. The payment of such fee shall not limit the obligations of the Borrower or any of the Bank’s rights or remedies hereunder or under the Loan Documents or otherwise.

17.	Reporting

Borrower will furnish to Bank (or shall have deemed to have furnished when filed with the Securities and Exchange Commission):

(a)	as soon as available to the Borrower, but in any event within ninety (90) days after the close of each fiscal year, the audited consolidated balance sheet of the Borrower and related statements of income, stockholders’ or owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) by independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Bank and stating that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(b)	as soon as available to the Borrower, but in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ or owners’ equity and cash flows as of the end of and for such fiscal quarter and the portion of the fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)

as soon as available to the Borrower, but in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year, its consolidating balance sheet and related statements of income as of the end of and for such fiscal quarter and the portion of the fiscal year then elapsed, setting forth in each case in comparative form the figures for

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the corresponding period or periods of the previous fiscal year, certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)	concurrently with any delivery of financial statements under clauses (a) and (b) above, a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit B (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth on Annex 2 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.12 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)	[Intentionally omitted];

(f)	[Intentionally omitted];

(g)	within fifteen (15) days after the last day of each month and, at any time upon the request of the Bank, a Facility A Borrowing Base Certificate and a Facility B Borrowing Base Certificate;

(h)	[Intentionally omitted];

(i)	As soon as available, but not later than fifteen (15) Business Days after the filing of same with the Internal Revenue Service, a copy of the federal income tax returns of the Borrower for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service;

(j)	as soon as available to Borrower, but in any event within ten (10) days after receipt b Borrower, a copy of any “management letter” provided to Borrower by its accountants;

(k)	promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of the Loan Documents, as the Bank may reasonably request;

(l)	[Intentionally omitted]; and

(m)	Within fifteen (15) Business Days after filing same with the Securities and Exchange Commission, full copies of all quarterly Form 10Q reports and all annual Form 10K reports of the Borrower.

18.	Financial Covenants

Financial Covenants. The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants in this Annex.

Definitions. The following definitions shall apply to this Section 18 of this Annex:

“Capital Expenditures” shall mean for any fiscal period, the aggregate of all expenditures, including that portion of Capital Leases attributable to that fiscal period, made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that is or should be accounted for as a capital lease on the balance sheet of that Person.

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“Cash Interest Expense” shall mean, for any fiscal period, Interest Expense for such fiscal period, excluding any amount not payable in cash.

“Earnings” shall mean net income as defined under GAAP.

“EBITDA” shall mean, for any fiscal period, Earnings from continuing operations before payment of federal, state and local income taxes, plus Interest Expense, depreciation, amortization and other non-cash charges, to the extent deducted or added in computing Earnings, and without giving effect to extraordinary items, in each case for such fiscal period.

“Effective Net Worth” shall mean, as of the date of determination thereof, Total Assets, excluding all Intangible Assets and all loan receivables and other obligations payable to the Borrower less Total Liabilities excluding Subordinated Indebtedness, all calculated with respect to the Borrower.

“Fixed Charges” shall mean, for any fiscal period, the sum, without duplication, of the amounts determined for Borrower equal to (i) Cash Interest Expense, (ii) scheduled payments of principal on Total Debt, and (iii) taxes and Restricted Payments made in cash during such fiscal period.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (a) the sum of (i) EBITDA for such fiscal period then ending, minus (ii) unfinanced Capital Expenditures made during such fiscal period to (b) Fixed Charges for such fiscal period.

“Indebtedness” shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of bankers’ acceptance; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.

“Intangible Assets” shall mean, as of the date of determination thereof, assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

“Interest Expense” shall mean, for any fiscal period, the sum of total interest expense (including that portion attributable to Capital Leases and capitalized interest) of the Borrower with respect to all outstanding Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedging, swap or similar agreements.

“Leverage Ratio” shall mean, the ratio as of the last day of the immediately preceding fiscal period of (i) Total Debt as of such date, to (ii) Tangible Net Worth as of such date.

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“Senior Indebtedness” shall mean, as of the date of determination thereof, any amount of Indebtedness owing to the Bank (and/or any other lender approved by the Bank in writing in its sole discretion).

“Shareholders’ Equity” shall mean, at any time, the total amount of shareholders’ equity in the Borrower as shown on the then most current financial statements of the Borrower delivered to the Bank pursuant to Section 17 of this Annex.

“Subordinated Indebtedness” shall mean, as of the date of determination thereof, all Indebtedness which has been subordinated in writing to the obligations owing to the Bank on terms and conditions acceptable to the Bank.

“Tangible Net Worth” shall mean, as of the date of determination thereof, Total Assets, excluding all Intangible Assets and all obligations owed from Affiliates or any employee, officer or owner of the Borrower less Total Liabilities including Subordinated Indebtedness.

“Total Assets” shall mean, as of the date of determination thereof, the total assets of the Borrower which would be classified in accordance with GAAP as assets on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

“Total Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower.

“Total Liabilities” shall mean, as of the date of determination thereof, the total liabilities and obligations of the Borrower which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

“Working Capital” shall mean, as of the date of determination thereof, current assets minus current liabilities.

(a)	[Intentionally omitted]

(b)	Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be greater than 6.00 to 1.00 at any time.

(c)	[Intentionally omitted]

(d)	No Net Loss. The Borrower shall suffer no loss, at any time, as determined in accordance with GAAP.

(e)	[Intentionally omitted]

(f)	[Intentionally omitted]

(g)	[Intentionally omitted]

(h)	Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth to be less than $130,000,000 at any time.

(i)	[Intentionally omitted]

(j)	[Intentionally omitted]

(k)	[Intentionally omitted]

(l)	[Intentionally omitted]

(m)	[Intentionally omitted]

(n)	Shareholders’ Equity. The Borrower shall not cause, suffer or permit its Shareholders’ Equity to be less than $150,000,000 at any time.

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(o)	[Intentionally omitted]

7